EXHIBIT 10.3

MASTER REPURCHASE AGREEMENT

This is a MASTER REPURCHASE AGREEMENT, dated as of February 15, 2006, between NEW CENTURY MORTGAGE CORPORATION, a California corporation (a “Seller”), NEW CENTURY WAREHOUSE CORPORATION, a California corporation (“Warehouse Corporation” or a “Seller”, and together with New Century Mortgage Corporation, the “Sellers”), NEW CENTURY FINANCIAL CORPORATION (the “Guarantor”) and GOLDMAN SACHS MORTGAGE COMPANY, a New York limited partnership (the “Buyer”).

SECTION 1. APPLICABILITY

From time to time the parties hereto may enter into transactions in which a Seller agrees to transfer to Buyer Mortgage Loans against the transfer of funds by Buyer, with a simultaneous agreement by Buyer to transfer to such Seller such Mortgage Loans at a date certain after the related Purchase Date, against the transfer of funds by such Seller. This Agreement is a commitment by Buyer to engage in the Transactions as set forth herein up to the Maximum Committed Purchase Price, or, with respect to TPO Mortgage Loans, the Maximum Committed TPO Purchase Price; provided, that the Buyer shall have no commitment to enter into any Transaction requested which would result in the aggregate Purchase Price of then outstanding Transactions to exceed the Maximum Committed Purchase Price or, with respect to TPO Mortgage Loans, the Maximum Committed TPO Purchase Price. Each such transaction shall be referred to herein as a “Transaction” and shall be governed by this Repurchase Agreement, unless otherwise agreed in writing.

SECTION 2. DEFINITIONS

As used herein, the following terms shall have the following meanings (all terms defined in this Section 2 or in other provisions of this Repurchase Agreement in the singular to have the same meanings when used in the plural and vice versa)

“1934 Act” shall have the meaning set forth in Section 32 hereof.

“Accepted Servicing Practices” shall mean, with respect to any Mortgage Loan, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located.

“Additional Purchased Mortgage Loans” shall mean Mortgage Loans or cash provided by the Sellers to Buyer or its designee pursuant to Section 4 of this Repurchase Agreement.

“Affiliate” shall mean with respect to any Person, any “affiliate” of such Person, as such term is defined in the Bankruptcy Code.

“Aged Loan” shall mean an Aged 180 Day Mortgage Loan or an Aged 270 Day Mortgage Loan.

“Aged 180 Day Mortgage Loan” shall mean a Mortgage Loan subject to a Transaction hereunder for at least 180 days but less than 270 days.

“Aged 270 Day Mortgage Loan” shall mean a Mortgage Loan (other than a TPO Mortgage Loan) subject to a Transaction hereunder for at least 270 days but less than 365 days.

“Appraised Value” shall mean the value set forth in an appraisal made in connection with the origination of the related Mortgage Loan as the value of the Mortgaged Property.

“Approved Third Party Originator” shall mean an originator of Eligible Mortgage Loans identified in accordance with Section 3(b)(xi) hereof.

“Assignment and Acceptance” shall have the meaning set forth in Section 18 hereof.

“Asset Value” shall have the meaning set forth in the Pricing Letter.

“Authorized Representative” shall mean, for the purposes of this Repurchase Agreement only, an agent or Responsible Officer of the Sellers listed on Schedule 4 hereto, as such Schedule 4 may be amended from time to time .

“Bailee Letter” shall have the meaning assigned to such term in the Custodial Agreement.

“Bank” shall mean LaSalle Bank, National Association, in its capacity as bank with respect to the Control Agreement.

“Bankruptcy Code” shall mean the United States Bankruptcy Code of 1978, as amended from time to time.

“Business Day” shall mean a day other than (i) a Saturday or Sunday, (ii) any day on which banking institutions are authorized or required by law, executive order or governmental decree to be closed in the State of New York, the State of Texas or the State of California or (iii) any day on which the New York Stock Exchange is closed.

“Buyer” shall mean Goldman Sachs Mortgage Company, its successors in interest and assigns and, with respect to Section 7, its participants.

“Capital Lease Obligations” shall mean, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Repurchase Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Cash Equivalents” shall mean (a) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and eurodollar time deposits with maturities of 90 days or less from the date of acquisition and overnight bank deposits of Buyer or of any commercial bank having capital and surplus in excess of $500,000,000, (c) repurchase obligations of Buyer or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than seven days with respect to securities issued or fully guaranteed or insured by the United States Government, (d) commercial paper of a domestic issuer rated at least A-1+ or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody’s and in either case maturing within 90 days after the day of acquisition, (e) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A2 by Moody’s, (f) securities with maturities of 90 days or less from the date of acquisition backed by standby letters of credit issued by Buyer or any commercial bank satisfying the requirements of clause (b) of this definition or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

“Change in Control” shall mean:

(a) any transaction or event as a result of which Guarantor ceases to own, directly or indirectly 100% of the stock of any Seller; or

(b) the sale, transfer, or other disposition of all or substantially all of a Seller’s or Guarantor’s assets (excluding any such action taken in connection with any securitization transaction); or

(c) the consummation of a merger or consolidation of a Seller or Guarantor with or into another entity or any other corporate reorganization (in one transaction or in a series of transactions), if more than 50% of the combined voting power of the continuing or surviving entity’s stock outstanding immediately after such merger, consolidation or such other reorganization is owned by persons who were not stockholders of such Seller or Guarantor immediately prior to such merger, consolidation or other reorganization; or

(d) any transaction or event as a result of which a “person” or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a percentage of the total voting power of all classes of capital stock of the Guarantor entitled to vote generally in the election of directors of 20% or more.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collection Account” shall mean the account established by the Bank subject to a Control Agreement, into which all Income (other than Income related to TPO Mortgage Loans) shall be deposited in accordance with Section 5 hereof.

“Combined Loan-to-Value Ratio or CLTV” shall mean, with respect to any Second Lien Mortgage Loan, the sum of the original principal balance of such Mortgage Loan and the outstanding principal balance of any related first lien as of the date of origination of the Mortgage Loan, divided by the Appraised Value of the Mortgaged Property as of the origination date.

“Commitment Fee” shall have the meaning set forth in the Pricing Letter.

“Committed Mortgage Loan” shall mean a Mortgage Loan which is the subject of a Take-out Commitment with a Take-out Investor.

“Confidential Terms” shall have the meaning set forth in Section 30 hereof.

“Control Agreement” shall mean a letter agreement between New Century Mortgage Corporation, the Buyer, and the Bank substantially in the form of Exhibit B attached hereto, as the same may be amended from time to time.

“Costs” shall have the meaning set forth in Section 15(a) hereof.

“Custodial Agreement” shall mean that certain Custodial Agreement dated as of the date hereof, among Sellers, Buyer and Custodian as the same may be amended from time to time.

“Custodian” shall mean Deutsche Bank National Trust Company, or any successor thereto under the Custodial Agreement.

“Default” shall mean an Event of Default or an event that with notice or lapse of time or both would become an Event of Default.

“Defaulting Party” shall have the meaning set forth in Section 29 hereof.

“Delinquent 30 Day Mortgage Loan” shall mean any First Lien Mortgage Loan as to which any Monthly Payment, or part thereof, remains unpaid for at least 30 days but no more than 59 days from the original Due Date for such Monthly Payment.

“Delinquent 60 Day Mortgage Loan” shall mean any First Lien Mortgage Loan as to which any Monthly Payment, or part thereof, remains unpaid for at least 60 days but no more than 89 days from the original Due Date for such Monthly Payment.

“Delinquent 90 Day Mortgage Loan” shall mean any First Lien Mortgage Loan as to which any Monthly Payment, or part thereof, remains unpaid for at least 90 days but no more than 119 days from the original Due Date for such Monthly Payment.

“Delinquent Mortgage Loan” shall mean any Delinquent 30 Day Mortgage Loan, Delinquent 60 Day Mortgage Loan or Delinquent 90 Day Mortgage Loan.

“Disbursement Account” shall mean the account established by the Disbursement Agent subject to the Disbursement Agreement, into which the Purchase Price for the Purchased Mortgage Loans that are Wet-Ink Mortgage Loans shall be deposited.

“Disbursement Agent” shall mean Deutsche Bank National Trust Company, its respective successor or assigns.

“Disbursement Agreement” shall mean that certain Disbursement Agreement by and among the Disbursement Agent, the Buyer and New Century Mortgage Corporation, dated as of February 15, 2006, as the same may be amended from time to time, setting forth the terms pursuant to which the Disbursement Agent shall disburse funds related to Wet-Ink Mortgage Loans (other than TPO Mortgage Loans) from the Disbursement Account.

“Dollars” and “$” shall mean lawful money of the United States of America.

“Due Date” shall mean the day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

“Due Diligence Cap” shall have the meaning set forth in the Pricing Letter.

“Due Diligence Costs” shall have the meaning set forth in Section 17 hereof.

“Due Diligence Review” shall mean the performance by Buyer of any or all of the reviews permitted under Section 17 hereof with respect to any or all of the Mortgage Loans, as desired by the Buyer from time to time.

“Effective Date” shall mean the date upon which the conditions precedent set forth in Section 3(a) shall have been satisfied.

“Electronic Tracking Agreement” shall mean an Electronic Tracking Agreement among Buyer, Sellers, MERS and MERSCORP, Inc., to the extent applicable, as the same may be amended from time to time.

“Eligible Mortgage Loan” shall mean a Purchased Mortgage Loan which complies with the representations and warranties set forth on Schedule 1 to this Repurchase Agreement.

“ERISA” shall, with respect to any Person, mean the Employee Retirement Income Security Act of 1974, as amended from time to time and any successor thereto, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” shall, with respect to any Person, mean any Person which is a member of any group of organizations (i) described in Section 414(b) or (c) of the Code of which such Person is a member, or (ii) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (o) of the Code of which such Person is a member.

“Escrow Payments” shall mean, with respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

“Event of Default” shall have the meaning specified in Section 13 hereof.

“Event of ERISA Termination” shall, with respect to any Seller or the Guarantor, mean (i) with respect to any Plan, a reportable event, as defined in Section 4043 of ERISA, as to which the PBGC has not by regulation waived the reporting of the occurrence of such event, or (ii) the withdrawal of any Seller or the Guarantor or any ERISA Affiliate thereof from a Plan during a plan year in which it is a substantial employer, as defined in Section 4001(a)(2) of ERISA, or (iii) the failure by any Seller or the Guarantor or any ERISA Affiliate thereof to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA with respect to any Plan, including, without limitation, the failure to make on or before its due date a required installment under Section 412(m) of the Code or Section 302(e) of ERISA, or (iv) the distribution under Section 4041 of ERISA of a notice of intent to terminate any Plan or any action taken by any Seller or the Guarantor or any ERISA Affiliate thereof to terminate any Plan, or (v) the adoption of an amendment to any Plan that, pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA, would result in the loss of tax-exempt status of the trust of which such Plan is a part if any Seller or the Guarantor or any ERISA Affiliate thereof fails to timely provide security to the Plan in accordance with the provisions of said Sections, or (vi) the institution by the PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or (vii) the receipt by any Seller or the Guarantor or any ERISA Affiliate thereof of a notice from a Multiemployer Plan that action of the type described in the previous clause (vi) has been taken by the PBGC with respect to such Multiemployer Plan, or (viii) any event or circumstance exists which may reasonably be expected to constitute grounds for any Seller or the Guarantor or any ERISA Affiliate thereof to incur liability under Title IV of ERISA or under Section 412(c)(11) of the Code with respect to any Plan.

“Excluded Taxes” shall have the meaning specified in Section 7(e) hereof.

“Expenses” shall mean all present and future reasonable (under the circumstances) expenses incurred by or on behalf of the Buyer in connection with this Repurchase Agreement or any of the other Facility Documents and any amendment, supplement or other modification or waiver related hereto or thereto, whether incurred heretofore or hereafter, which expenses shall include the cost of title, lien, judgment and other record searches; attorneys’ fees; and costs of preparing and recording any UCC financing statements or other filings necessary to perfect the security interest created hereby.

“Facility Documents” shall mean this Repurchase Agreement, the Disbursement Agreement, TPO Disbursement Account, the Settlement Account Control Agreement, the Custodial Agreement, the Pricing Letter, the Guaranty, the Electronic Tracking Agreement, if applicable, a Servicer Notice, if any, the TPO Account Control Agreement and the Control Agreement.

“Fannie Mae” shall mean Fannie Mae, or any successor thereto.

“FDIA” shall have the meaning set forth in Section 31 hereof.

“FDICIA” shall have the meaning set forth in Section 31 hereof.

“Fidelity Insurance” shall mean insurance coverage with respect to employee errors, omissions, dishonesty, forgery, theft, disappearance and destruction, robbery and safe burglary, property (other than money and securities) and computer fraud in an aggregate amount acceptable to Sellers’ regulators and subject to commercially reasonable sublimits and deductibles.

“Financial Statements” shall mean the consolidated financial statements of the Guarantor prepared in accordance with GAAP for the year or other period then ended (subject to year-end adjustments in the case of interim period statements). Such financial statements will be audited, in the case of annual statements, by KPMG LLP or such other independent certified public accountants approved by the Buyer (which approval shall not be unreasonably withheld).

“First Lien Mortgage Loan” shall mean a Mortgage Loan secured by a first lien on the related Mortgaged Property.

“First Payment Default” shall mean, with respect to a Mortgage Loan, the failure of the Mortgagor to make the first Monthly Payment due under the Mortgage Loan on or before its scheduled Due Date after expiration of any applicable grace periods.

“Fitch” shall mean Fitch Ratings, Inc., or any successor thereto.

“Forty-Year Mortgage Loan” shall mean a fully amortizing Mortgage Loan which has an original term to maturity of not more than forty years from the origination date.

“Freddie Mac” shall mean Freddie Mac, or any successor thereto.

“GAAP” shall mean generally accepted accounting principles in the United States of America, applied on a consistent basis and applied to both classification of items and amounts, and shall include, without limitation, the official interpretations thereof by the Financial Accounting Standards Board, its predecessors and successors.

“Governmental Authority” shall mean any nation or government, any state, county, municipality or other political subdivision thereof or any governmental body, agency, authority, department or commission (including, without limitation, any taxing authority) or any instrumentality or officer of any of the foregoing (including, without limitation, any court or tribunal) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation, partnership or other entity directly or indirectly owned by or controlled by the foregoing.

“Guarantee” shall mean, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise); provided that the term “Guarantee” shall not include (i) endorsements for collection or deposit in the ordinary course of business or (ii) servicing advance obligations. The amount of any Guarantee of a Person shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith. The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.

“Guarantor” shall mean New Century Financial Corporation, in its capacity as guarantor under the Guaranty.

“Guaranty” shall mean the guaranty of the Guarantor dated as of the date hereof as the same may be amended from time to time, pursuant to which the Guarantor fully and unconditionally guarantees the obligations of the Sellers hereunder.

“High Cost Mortgage Loan” shall mean a Mortgage Loan classified as (a) a “high cost” loan under the Home Ownership and Equity Protection Act of 1994 or (b) a “high cost,” “threshold,” “covered,” or “predatory” loan under any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law, regulation or ordinance imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees).

“High LTV Mortgage Loan” shall mean a Mortgage Loan with a CLTV greater than 100%, but no greater than 107%, which is the subject of a Take-out Commitment with a Take-out Investor.

“HUD” shall mean the Department of Housing and Urban Development.

“Income” shall mean, with respect to any Mortgage Loan at any time, any principal thereof then received and all interest, dividends or other distributions payable thereon.

“Indebtedness” shall mean, with respect to any Person, (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business, so long as such trade accounts payable are payable within 90 days after the date the respective goods are delivered or the respective services are rendered; (c) Indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (e) Capital Lease Obligations of such Person; (f) obligations of such Person under repurchase agreements, sale/buy-back agreements or like arrangements; (g) Indebtedness of others Guaranteed by such Person; (h) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; and (i) Indebtedness of general partnerships of which such Person is a general partner.

“Indemnified Party” shall have the meaning set forth in Section 15(a) hereof.

“Insolvency Event” shall mean, for any Person:

(a) that such Person or any Material Subsidiary shall discontinue or abandon operation of its business; or

(b) that such Person or any Material Subsidiary shall fail generally to, or admit in writing its inability to, pay its debts as they become due; or

(c) a proceeding shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of such Person or any Material Subsidiary in an involuntary case (which has not been dismissed within thirty (30) days after such proceeding is instituted) under any applicable bankruptcy, insolvency, liquidation, reorganization or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, trustee, custodian, sequestrator, conservator or other similar official of such Person or any Affiliate, or for any substantial part of its property, or for the winding-up or liquidation of its affairs; or

(d) the commencement by such Person or any Material Subsidiary of a voluntary case under any applicable bankruptcy, insolvency or other similar Law now or hereafter in effect, or such Person’s or any Material Subsidiary’s consent to the entry of an order for relief in an involuntary case under any such Law, or consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator, conservator or other similar official of such Person, or for any substantial part of its property, or any general assignment for the benefit of creditors; or

(e) that such Person or any Material Subsidiary shall become insolvent; or

(f) if such Person or any Material Subsidiary is a corporation, such Person or any Affiliate, or any of their Subsidiaries, shall take any corporate action in furtherance of, or the action of which would result in any of the actions set forth in the preceding clause (a), (b), (c), (d) or (e).

“Interest Only Adjustment Date” shall mean, with respect to each Interest Only Loan, the date, specified in the related Mortgage Note on which the Monthly Payment will be adjusted to include principal as well as interest.

“Interest Only Loan” shall mean a Mortgage Loan which only requires payments of interest for a period of time specified in the related Mortgage Note.

“Interest Rate Adjustment Date” shall mean the date on which an adjustment to the Mortgage Interest Rate with respect to each Mortgage Loan becomes effective.

“Interest Rate Protection Agreement” shall mean, with respect to any or all of the Mortgage Loans, any short sale of a US Treasury Security, or futures contract, or mortgage related security, or Eurodollar futures contract, or options related contract, or interest rate swap, cap or collar agreement or Take-out Commitment, or similar arrangement providing for protection against fluctuations in interest rates or the exchange of nominal interest obligations, either generally or under specific contingencies, entered into by a Seller.

“Late Payment Fee” shall mean the excess of the Price Differential paid as a result of its calculation at the Post-Default Rate over the Price Differential as would have been calculated at the Pricing Rate.

“LIBOR Rate” shall mean, with respect to each day a Transaction is outstanding, the rate per annum equal to the rate appearing at page 5 of the Telerate Screen as one-month LIBOR on such date (and if such date is not a Business Day, the LIBOR Rate in effect on the Business Day immediately preceding such date), and if such rate shall not be so quoted, the rate per annum at which the Buyer or its Affiliate is offered dollar deposits at or about 10:00 a.m., New York City time, on such date, by prime banks in the interbank eurodollar market where the eurodollar and foreign currency exchange operations in respect of its Transactions are then being conducted for delivery on such day for a period of one month and in an amount comparable to the amount of the Transactions outstanding on such day.

“Lien” shall mean any lien, claim, charge, restriction, pledge, security interest, mortgage, deed of trust or other encumbrance.

“Liquidity” shall mean for each relevant Person, the aggregate of all cash, Cash Equivalents, and Overcollateralization, less the amount of Restricted Cash owned by such Person.

“Loan-to-Value Ratio” or “LTV” shall mean with respect to any Mortgage Loan, the ratio of the original outstanding principal amount of the Mortgage Loan to the lesser of (a) the Appraised Value of the Mortgaged Property at origination or (b) if the Mortgaged Property was purchased within 12 months of the origination of the Mortgage Loan, the purchase price of the Mortgaged Property.

“Lost Note Affidavit” shall mean a lost note affidavit, substantially in the form of Exhibit 9 to the Custodial Agreement, that has been executed in connection with a Mortgage Loan for which the original note appears to have been lost, mislaid or misfiled.

“Margin Call” shall have the meaning specified in Section 4.

“Margin Deficit” shall have the meaning specified in Section 4.

“Market Value” shall mean, as of any date with respect to any Purchased Mortgage Loan, the price at which such Mortgage Loan could readily be sold as determined by the Buyer in its sole good faith discretion.

“Material Adverse Effect” shall mean a material adverse effect on (a) the Property, business, operations or financial condition or prospects of (i) Guarantor, Sellers and their Material Subsidiaries taken as a whole or (ii) any Seller or Guarantor, (b) the ability of any Seller or the Guarantor to perform its obligations under any of the Facility Documents to which it is a party, (c) the validity or enforceability of any of the Facility Documents, (d) the rights and remedies of the Buyer or any Affiliate under any of the Facility Documents, (e) the timely payment of any amounts payable under the Facility Documents, or (f) the Asset Value of the Purchased Mortgage Loans taken as a whole.

“Material Subsidiary” shall mean a “significant subsidiary” as defined in Rule 1-02 of Regulation S-X (17 CFR §210.1-01, et seq ), of any Seller or Home123 Corporation or any of its Subsidiaries.

“Maximum Committed Purchase Price” shall have the meaning set forth in the Pricing Letter.

“Maximum Committed TPO Purchase Price” shall have the meaning set forth in the Pricing Letter.

“Maximum Purchase Price” shall have the meaning set forth in the Pricing Letter.

“Maximum TPO Purchase Price” shall have the meaning set forth in the Pricing Letter.

“MERS” shall mean Mortgage Electronic Registration Systems, Inc., a corporation organized and existing under the laws of the State of Delaware, or any successor thereto.

“MERS System” shall mean the system of recording transfers of mortgages electronically maintained by MERS.

“Monthly Payment” shall mean the scheduled monthly payment of principal and interest on a Mortgage Loan.

“Moody’s” shall mean Moody’s Investor’s Service, Inc. or any successors thereto.

“Mortgage” shall mean each mortgage, assignment of rents, security agreement and fixture filing, or deed of trust, assignment of rents, security agreement and fixture filing, deed to secure debt, assignment of rents, security agreement and fixture filing, or similar instrument creating and evidencing a first or second lien on real property and other property and rights incidental thereto.

“Mortgage File” shall mean, with respect to a Mortgage Loan, the documents and instruments relating to such Mortgage Loan and set forth in Exhibit D hereto.

“Mortgage Interest Rate” shall mean the rate of interest borne on a Mortgage Loan from time to time in accordance with the terms of the related Mortgage Note.

“Mortgage Loan” shall mean any first or second lien, one-to-four-family residential mortgage loan evidenced by a Mortgage Note and secured by a Mortgage, which Mortgage Loan is subject to a Transaction hereunder, which in no event shall include any mortgage loan which (a) is subject to Section 226.32 of Regulation Z or any similar state law (relating to high interest rate credit/lending transactions), (b) includes any single premium credit, life or accident and health insurance or disability insurance, or (c) is a High Cost Mortgage Loan.

“Mortgage Loan Schedule” shall mean with respect to any Transaction as of any date, a mortgage loan schedule in the form of a computer tape or other electronic medium generated by the Sellers and delivered to Buyer and the Custodian, which provides information (including, without limitation, the information set forth on Exhibit C attached hereto) relating to the Purchased Mortgage Loans in a format acceptable to the Buyer.

“Mortgage Loan Schedule and Exception Report” shall have the meaning set forth in the Custodial Agreement.

“Mortgage Note” shall mean the promissory note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

“Mortgaged Property” shall mean the real property securing repayment of the debt evidenced by a Mortgage Note.

“Mortgagor” shall mean the obligor or obligors on a Mortgage Note, including any Person who has assumed or guaranteed the obligations of the obligor thereunder.

“Multiemployer Plan” shall mean, with respect to any Person, a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA which is or was at any time during the current year or the immediately preceding five years contributed to (or required to be contributed to )by such Person or any ERISA Affiliate thereof on behalf of its employees and which is covered by Title IV of ERISA.

“Net Income” shall mean, for any Person for any period, the net income of such Person for such period as determined in accordance with GAAP.

“Net Worth” shall mean, with respect to any Person, an amount equal to, on a consolidated basis, such Person’s stockholder equity (determined in accordance with GAAP).

“Non-Excluded Taxes” shall have the meaning set forth in Section 7(a) hereof.

“Non-Exempt Buyer” shall have the meaning set forth in Section 7(e) hereof.

“Nondefaulting Party” shall have the meaning set forth in Section 29 hereof.

“Non-Recourse Debt” shall mean any Indebtedness incurred by a Seller or the Guarantor, provided that (i) such Indebtedness is non-recourse to such Seller, Guarantor or any shareholder or equity owner of such Seller or Guarantor, (ii) such Indebtedness or classes or tranches thereof are publicly issued and/or privately placed Indebtedness of such Seller or Guarantor and (iii) such Indebtedness or classes or tranches thereof are rated by at least one of the Rating Agencies.

“Non-Utilization Fee” shall have the meaning set forth in the Pricing Letter.

“Obligations” shall mean any amounts due and payable by the Sellers or Guarantor to Buyer or an Affiliate of Buyer in connection with a Transaction hereunder, together with interest thereon (including interest which would be payable as post-petition interest in connection with any bankruptcy or similar proceeding) and all other fees or expenses which are payable hereunder or under any of the Facility Documents.

“OFAC” shall have the meaning set forth in Section 11(y) hereof.

“Option ARM Mortgage Loan” shall mean an adjustable rate mortgage with flexible payment options (a) which the Mortgagor may pay an initial low rate for the initial Monthly Payments and a substantially higher rate in the later years of such Mortgage, (b) is underwritten in accordance with the Underwriting Guidelines and (c) which is the subject of a loan level Take-out Commitment with a Take-out Investor.

“Other Taxes” shall have the meaning set forth in Section 7(b) hereof.

“Overcollateralization” shall mean, as of any date of determination for any Person, the excess of (i) the Market Value of assets pledged by that Person to a lender under a committed warehouse or repurchase facility (after taking into account required haircuts) over (ii) the aggregate amount of the advances or loans made by the applicable lender to such Person under any such committed warehouse or repurchase facility.

“Payment Date” shall mean the first Business Day of each month, or if such date is not a Business Day, the Business Day immediately preceding the last day of the month.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Periodic Advance Repurchase Payment” shall have the meaning specified in Section 5(a).

“Person” shall mean any individual, corporation, company, voluntary association, partnership, joint venture, limited liability company, trust, unincorporated association or government (or any agency, instrumentality or political subdivision thereof).

“Plan” shall mean, with respect to any Seller, any employee benefit or similar plan that is or was at any time during the current year or immediately preceding five years established, maintained or contributed to by any Seller or any ERISA Affiliate thereof and that is covered by Title IV of ERISA, other than a Multiemployer Plan.

“PMI Policy” shall mean a policy of primary mortgage guaranty insurance issued by a Qualified Insurer, as required by this Repurchase Agreement with respect to certain Mortgage Loans.

“Post-Default Rate” shall have the meaning set forth in the Pricing Letter.

“Price Differential” shall mean, with respect to any Transaction hereunder as of any date, the aggregate amount obtained by daily application of the Pricing Rate (or, during the continuation of an Event of Default, by daily application of the Post-Default Rate) for such Transaction to the Purchase Price for such Transaction on a 360 day per year basis for the actual number of days during the period commencing on (and including) the Purchase Date for such Transaction and ending on (but excluding) the Repurchase Date (reduced by any amount of such Price Differential previously paid by Sellers to Buyer with respect to such Transaction).

“Pricing Letter” shall mean that certain letter agreement among the Buyer, the Guarantor and the Sellers, dated as of the date hereof, as the same may be amended from time to time.

“Pricing Rate” shall mean a rate per annum equal to the sum of (a) the LIBOR Rate plus (b) the Pricing Spread.

“Pricing Spread” shall have the meaning set forth in the Pricing Letter.

“Prohibited Person” shall have the meaning set forth in Section 11(y) hereof.

“Property” shall mean any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Purchase Date” shall mean the date on which Purchased Mortgage Loans are transferred by the applicable Seller to the Buyer or its designee.

“Purchase Price” shall mean,

(a) on the Purchase Date, the price at which each Purchased Mortgage Loan is transferred by the applicable Seller to Buyer which shall equal the lesser of (i) the applicable Purchase Price Percentage of the Market Value of such Mortgage Loan on the Purchase Date and (ii) the outstanding principal balance of the Mortgage Loan and

(b) thereafter, except where Buyer and Sellers agree otherwise, such Purchase Price decreased by the amount of any cash, Income and Periodic Advance Repurchase Payments actually received by Buyer pursuant to Sections 5 or applied to reduce Sellers’ obligations under Section 4(b) hereof.

“Purchase Price Percentage” shall have the meaning set forth in the Pricing Letter.

“Purchased Mortgage Loan Report” shall mean a report, delivered with each Transaction Request, on Friday of each week, or upon the request of the Buyer, including a Mortgage Loan Schedule in the form of Exhibit C hereto, setting forth information with respect to the Purchased Mortgage Loans (and Mortgage Loans proposed to be the subject of a Transaction on the related Purchase Date, if applicable).

“Purchased Mortgage Loans” shall mean the Mortgage Loans sold by the Sellers to Buyer in a Transaction, and any Additional Purchased Mortgage Loans as evidenced by a Mortgage Loans Schedule and Exception Report delivered by the Sellers to the Buyer and/or a Trust Receipt.

“Qualified Insurer” shall mean a mortgage guaranty insurance company duly authorized and licensed where required by law to transact mortgage guaranty insurance business and acceptable under the Underwriting Guidelines.

“Rating Agency” shall mean any of S&P, Moody’s or Fitch.

“Records” shall mean all instruments, agreements and other books, records, and reports and data generated by other media for the storage of information maintained by Sellers or any other person or entity with respect to a Purchased Mortgage Loan. Records shall include the Mortgage Notes, any Mortgages, the Mortgage Files, the credit files related to the Purchased Mortgage Loan and any other instruments necessary to document or service a Mortgage Loan.

“Register” shall have the meaning set forth in Section 19 hereof.

“Regulations T, U and X” shall mean Regulations T, U and X of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.

“REO Property” shall mean a Mortgaged Property acquired through foreclosure or by deed in lieu of foreclosure.

“Reportable Event” shall mean any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .21,         .22, .24, .26, .27 or .28 of PBGC Reg. § 4043.

“Repurchase Agreement” shall mean this Master Repurchase Agreement between Buyer, Guarantor and the Sellers, dated as of the date hereof as the same may be further amended, supplemented or otherwise modified in accordance with the terms hereof.

“Repurchase Assets” shall have the meaning provided in Section 8 hereof.

“Repurchase Date” shall mean the date on which the Sellers are to repurchase the Purchased Mortgage Loans subject to a Transaction from Buyer as specified in the related Transaction Request, or if not so specified on a date requested pursuant to Section 3(d) or on the Termination Date, including any date determined by application of the provisions of Sections 3 or 14, or the date identified to Buyer by the Sellers as the date that the related Mortgage Loan is to be sold pursuant to a Take-out Commitment.

“Repurchase Price” shall mean the price at which Purchased Mortgage Loans are to be transferred from Buyer or its designee to the Sellers upon termination of a Transaction, which will be determined in each case (including Transactions terminable upon demand) as the sum of the Purchase Price and the Price Differential as of the date of such determination.

“Requirement of Law” shall mean as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule, regulation, procedure or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” shall mean an officer of a Seller listed on Schedule 5 hereto, as such Schedule 5 may be amended from time to time.

“Restricted Cash” shall mean all cash and Cash Equivalents that are subject to a Lien in favor of any Person other than the Custodian on behalf of the Buyer, that are required to be maintained by the Sellers pursuant to a contractual obligation or as a result of the operation of law.

“S&P” shall mean Standard & Poor’s Ratings Services, or any successor thereto.

“SEC” shall have the meaning set forth in Section 32 hereof.

“Second Lien Mortgage Loan” shall mean an Mortgage Loan secured by a second lien on the related Mortgaged Property.

“Section 4402” shall have the meaning set forth in Section 29 hereof.

“Section 7 Certificate” shall have the meaning set forth in Section 7(e) hereof.

“Seller” shall mean each of New Century Warehouse Corporation and New Century Mortgage Corporation, or any successor in interest thereto.

“Servicer” shall mean any Seller or any successor or permitted assigns.

“Servicer Notice” shall mean the notice acknowledged by the Servicer substantially in the form of Exhibit G hereto.

“Servicing Agreement” shall mean any servicing agreement entered into among a Seller and a Servicer, as the same may be amended from time to time.

“Settlement Account Control Agreement” shall mean the Settlement Account Control Agreement entered into among the Buyer, the Sellers and the Settlement Bank, dated as of the date hereof as the same may be further amended, supplemented or otherwise modified in accordance with its terms.

“Settlement Agent” shall mean, with respect to any Transaction the subject of which is a Wet-Ink Mortgage Loan, the entity approved by Buyer, in its sole good-faith discretion, which may be a title company, escrow company or attorney in accordance with local law and practice in the jurisdiction where the related Wet-Ink Mortgage Loan is being originated. A Settlement Agent is deemed approved unless Buyer notifies the Sellers otherwise electronically or in writing.

“Settlement Bank” shall mean LaSalle Bank, National Association, in its capacity as bank with respect to the Settlement Account Control Agreement.

“Single-Employer Plan” shall mean a single-employer plan as defined in Section 4001(a)(15) of ERISA which is subject to the provisions of Title IV of ERISA.

“SIPA” shall have the meaning set forth in Section 32 hereof.

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Sub-Prime Mortgage Loan” shall mean a First Lien or Second Lien Mortgage Loan which was originated in accordance with the Underwriting Guidelines.

“Take-out Commitment” shall mean a commitment of a Seller or an Approved Third Party Originator to sell one or more Mortgage Loans to a Take-out Investor, and the corresponding Take-out Investor’s commitment back to Seller or the related Approved Third Party Originator to effectuate the foregoing.

“Take-out Investor” shall mean any institution which has made a Take-out Commitment and has been approved by Buyer; provided that a Take-out Investor shall be deemed approved unless Buyer informs Sellers to the contrary.

“Tangible Net Worth” shall mean, with respect to any Person, as of any date of determination, the consolidated Net Worth of such Person and its subsidiaries, less the consolidated net book value of all assets of such Person and its subsidiaries (to the extent reflected as an asset on the balance sheet of such Person or any subsidiary of such Person at such date) which will be treated as intangibles under GAAP, including, without limitation, such items as deferred financing expenses, net leasehold improvements, goodwill, trademarks, trade names, service marks, copyrights, patents, licenses and unamortized debt discount and expense; provided, that, residual securities owned by such Person shall not be treated as intangibles for purposes of this definition.

“Taxes” shall have the meaning set forth in Section 7(a) hereof.

“Termination Date” shall mean the date which is 364 days from the date hereof which shall be February 14, 2007.

“Termination Event” shall have the meaning set forth in Section 13.02 hereof.

“Test Period” shall mean any period of three (3) consecutive months.

“Total Indebtedness” shall mean, at any time, the aggregate Indebtedness of any Person and its subsidiaries.

“TPO Account Control Agreement” shall mean a letter agreement among Warehouse Corporation, the Bank and the Buyer, dated as of the date hereof, substantially in the form of Exhibit B attached hereto, as the same may be amended from time to time.

“TPO Collection Account” shall mean the account established by the Bank subject to a TPO Account Control Agreement, into which all Income related to TPO Mortgage Loans shall be deposited in accordance with Section 5 hereof.

“TPO Disbursement Account” shall mean the account established by the Disbursement Agent subject to the TPO Disbursement Agreement, into which the Purchase Price for the Purchased Mortgage Loans that are TPO Mortgage Loans shall be deposited by the Buyer.

“TPO Disbursement Agreement” shall mean that certain TPO Disbursement Agreement by and among the Disbursement Agent, the Buyer and Warehouse Corporation, dated as of February 15, 2006, as the same may be amended from time to time, setting forth the terms pursuant to which the Disbursement Agent shall disburse funds related to Wet-Ink Mortgage Loans that are TPO Mortgage Loans from the Disbursement Account.

“TPO Mortgage Loan” shall mean a Mortgage Loan originated by an Approved Third Party Originator and conveyed to Warehouse Corporation pursuant to an Underlying Transaction.

“Transaction” shall have the meaning specified in Section 1.

“Transaction Request” shall mean a request from the applicable Seller to Buyer to enter into a Transaction.

“Trust Receipt” shall have the meaning set forth in the Custodial Agreement.

“Underlying Obligation” shall mean the obligations of any Underlying Obligor with respect to an Underlying Transaction.

“Underlying Obligor” shall mean an Approved Third Party Originator which is a party to an Underlying Transaction with Warehouse Corporation.

“Underlying Transaction” shall mean the purchase of a TPO Mortgage Loan by Warehouse Corporation, the extension of funds or other lending arrangements by Warehouse Corporation to the Underlying Obligor, subject to the repurchase obligation of an Underlying Obligor to Warehouse Corporation secured by the TPO Mortgage Loan owned by the Underlying Obligor with respect to which the Custodian has been instructed to hold the related Mortgage Loan for the Buyer pursuant to the Custodial Agreement. The term “Underlying Transaction” includes, without limitation, the Underlying Obligation, the Underlying Transaction Documents and all right, title and interest of Warehouse Corporation as buyer or secured party in and to the Mortgage Notes and Mortgages and all other collateral securing such Underlying Obligation and all guarantees of such Underlying Transaction.

“Underlying Transaction Documents” shall mean with respect to any Underlying Transaction, any repurchase agreement between Warehouse Corporation and the Underlying Obligor, any document or agreement evidencing any Underlying Obligation, including without limitation any repurchase agreement between Warehouse Corporation and the Underlying Obligor, all agreements pursuant to which the Underlying Obligor pledges or sells any of the Purchased Mortgage Loans and any other collateral securing such Underlying Transaction to Warehouse Corporation, all guarantees, copies of acknowledgment copies of all Uniform Commercial Code financing statements and assignments thereof filed in connection with the Underlying Transaction or in connection with the pledge thereof and the rehypothecation of the related Purchased Mortgage Loans to the Buyer hereunder and all other documents related to such Underlying Transaction (including the related Mortgage Loans and any other collateral for such Underlying Transaction).

“Underwriting Guidelines” shall mean the underwriting guidelines of the Sellers, attached hereto as Exhibit E as the same may be updated from time to time in accordance with the terms hereof.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non perfection of the security interest in any Repurchase Assets or the continuation, renewal or enforcement thereof is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non perfection.

“Wet-Ink Mortgage Loan” shall mean a Mortgage Loan which a Seller is selling to Buyer simultaneously with the origination thereof by such Seller or the Approved Third Party Originator and for which the Mortgage Loan Documents have not been delivered to the Custodian.

“Wet-Ink Trust Receipt” shall mean a trust receipt issued by Custodian evidencing Purchased Mortgage Loans which are Wet-Ink Mortgage Loans, substantially in the form attached to the Custodial Agreement.

“Wiring Schedule” shall mean, for each Wet-Ink Mortgage Loan, a schedule setting forth the loan identification number, the loan amount to be funded by wire transfer and wiring directions for such Wet-Ink Mortgage Loan.

SECTION 3. INITIATION; TERMINATION

(a) Conditions Precedent to Initial Transaction. Buyer’s obligation to enter into the initial Transaction hereunder is subject to the satisfaction, immediately prior to or concurrently with the making of such Transaction, of the condition precedent that Buyer shall have received from the Sellers any fees and expenses payable hereunder, and all of the following documents, each of which shall be satisfactory to Buyer and its counsel in form and substance:

(i) The following Facility Documents delivered to the Buyer:

(A) Repurchase Agreement. This Repurchase Agreement, duly executed by the parties thereto;

(B) Custodial Agreement. The Custodial Agreement, duly executed by the parties thereto;

(C) Control Agreement. The Control Agreement, duly executed by the parties thereto in form and substance acceptable to the Buyer;

(D) Disbursement Agreement. The Disbursement Agreement, duly executed by the parties thereto in form and substance acceptable to the Buyer;

(E) Settlement Account Control Agreement. The Settlement Account Control Agreement, executed and delivered by a duly authorized officer of each of the Buyer, Sellers and the Settlement Bank.

(F) Electronic Tracking Agreement. To the extent Sellers are selling Mortgage Loans which are registered on the MERS® System, an Electronic Tracking Agreement entered into, duly executed and delivered by the parties thereto, in full force and effect, free of any modification, breach or waiver; and

(G) Pricing Letter. The Pricing Letter, duly executed by the parties thereto in form and substance acceptable to the Buyer.

(H) Guaranty. The Guaranty, duly executed by the parties thereto.

(I) TPO Account Control Agreement. A TPO Account Control Agreement, duly executed by the parties thereto in form and substance acceptable to the Buyer.

(J) TPO Disbursement Agreement. A TPO Disbursement Agreement, duly executed by the parties thereto in form and substance acceptable to the Buyer.

(ii) Opinions of Counsel.

(A) An opinion or opinions of outside counsel and in-house counsel to the Sellers, substantially in the form of Exhibit A.

(iii) Sellers’ Organizational Documents. A certificate of corporate existence of each Seller delivered to Buyer prior to the Effective Date (or if unavailable, as soon as available thereafter) and certified copies of the charter and by-laws (or equivalent documents) of each Seller and of all corporate or other authority for each Seller with respect to the execution, delivery and performance of the Facility Documents and each other document to be delivered by the Sellers from time to time in connection herewith.

(iv) Security Interest. Evidence that all other actions necessary or, in the opinion of Buyer, desirable to perfect and protect Buyer’s interest in the Purchased Mortgage Loans and other Repurchase Assets have been taken, including, without limitation, UCC searches and duly authorized and filed Uniform Commercial Code financing statements on Form UCC-1.

(v) Underwriting Guidelines. A copy of the Underwriting Guidelines.

(vi) Insurance. Evidence that Sellers have added Buyer as an additional loss payee under the Sellers’ Fidelity Insurance (which such Fidelity Insurance shall not include the Sellers’ mortgage bankers professional liability insurance).

(vii) Other Documents. Such other documents as Buyer may reasonably request, in form and substance reasonably acceptable to Buyer.

(b) Conditions Precedent to all Transactions. Upon satisfaction of the conditions set forth in this Section 3(b), the Buyer shall enter into a Transaction with the applicable Seller. Buyer’s obligation to enter into each Transaction (including the initial Transaction) is subject to the satisfaction of the following further conditions precedent, both immediately prior to entering into such Transaction and also after giving effect thereto to the intended use thereof:

(i) Due Diligence Review. Without limiting the generality of Section 17 hereof, Buyer shall have completed, to its satisfaction, its due diligence review of the related Mortgage Loans and Sellers, Guarantor and the Servicer.

(ii) No Default. No Termination Event, Default or Event of Default shall have occurred and be continuing under the Facility Documents.

(iii) Representations and Warranties. Both immediately prior to the Transaction and also after giving effect thereto and to the intended use thereof, the representations and warranties made by each Seller in Section 11 hereof shall be true, correct and complete on and as of such Purchase Date in all material respects with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

(iv) Maximum Purchase Price. After giving effect to the requested Transaction, the aggregate outstanding Purchase Price for all Purchased Mortgage Loans subject to then outstanding Transactions under this Repurchase Agreement shall not exceed the Maximum Purchase Price.

(v) No Margin Deficit. After giving effect to the requested Transaction, the Asset Value of all Purchased Mortgage Loans exceeds the aggregate Repurchase Price for such Transactions.

(vi) Transaction Request. With respect to Transactions the subject of which are Mortgage Loans other than Wet-Ink Mortgage Loans, on or prior to 2:00 p.m. (New York Time) on the related Purchase Date, the applicable Seller shall have delivered to the Buyer (a) a Transaction Request, and (b) a Mortgage Loan Schedule. With respect to Transactions the subject of which are Wet-Ink Mortgage Loans, the applicable Seller shall deliver an estimated Purchase Price of the Wet-Ink Mortgage Loans to be purchased by the Buyer (the “Estimated Purchase Price”) on or prior to 5:00 p.m. (New York Time) on the day prior to the related Purchase Date, and such Seller shall deliver to the Buyer on the Purchase Date, on or prior to 3:00 p.m. (New York Time) (a) a Transaction Request or Transaction Requests, as the case may be, and (b) an Asset Schedule for each such Transaction Request detailing the actual applicable Purchase Price of Wet-Ink Mortgage Loans to be purchased by the Buyer on such Purchase Date. The Buyer and the Sellers acknowledge that there may be more than one Transaction Request on each Purchase Date.

(vii) Delivery of Mortgage File. With respect to Transactions the subject of which are Mortgage Loans other than Wet-Ink Mortgage Loans, the Sellers shall have delivered to the Custodian the Mortgage File with respect to each Purchased Mortgage Loan and the Custodian shall have issued a Trust Receipt with respect to each such Purchased Mortgage Loan to the Buyer.

(viii) Fees and Expenses. The Buyer shall have received all fees and expenses of counsel to the Buyer as contemplated by Sections 10 and 15(b) which amounts, at the Buyer’s option, may be withheld from the proceeds remitted by Buyer to the Sellers pursuant to any Transaction hereunder.

(ix) No Material Adverse Change. None of the following shall have occurred and/or be continuing:

(A) an event or events shall have occurred in the good faith determination of the Buyer resulting in the effective absence of a “repo market” or comparable “lending market” for financing debt obligations secured by securities or an event or events shall have occurred resulting in the Buyer not being able to finance Purchased Mortgage Loans through the “repo market” or “lending market” with traditional counterparties at rates which would have been reasonable prior to the occurrence of such event or events; or

(B) an event or events shall have occurred resulting in the effective absence of a “securities market” for securities backed by mortgage loans or an event or events shall have occurred resulting in Buyer not being able to sell securities backed by mortgage loans at prices which would have been reasonable prior to such event or events; or

(C) there shall have occurred (i) a material change in financial markets, an outbreak or escalation of hostilities or a material change in national or international political, financial or economic conditions; (ii) a general suspension of trading on major stock exchanges; or (iii) a disruption in or moratorium on commercial banking activities or securities settlement services.

(x) Wet-Ink Mortgage Loans. With respect to Transactions the subject of which are Wet-Ink Mortgage Loans:

(A) With respect to the initial Transaction involving Wet-Ink Mortgage Loans, (i) a Disbursement Agreement or TPO Disbursement Agreement, as applicable, duly executed by the parties thereto in form and substance reasonably acceptable to the Buyer, shall have been delivered to the Buyer and (ii) the accounts and computer systems with the Disbursement Agent necessary for distributing the Purchase Price related to Wet-Ink Mortgage Loans from the Disbursement Account or TPO Disbursement Account, as applicable, under the Disbursement Agreement or TPO Disbursement Agreement, as applicable, shall have been established;

(B) the applicable Seller shall have initiated a Transaction pursuant to the requirements of Section 3(b)(vi) herein;

(C) With respect to Wet-Ink Mortgage Loans, by 11:59 p.m. (New York City time) on the day prior to the related Purchase Date, the applicable Seller shall provide the Buyer with the Estimated Purchase Price for Wet-Ink Mortgage Loans to be funded that day;

(D) On or before 3:00 p.m. (New York City time) on the related Purchase Date, the Buyer and the Disbursement Agent shall have received (a) one or more Asset Schedules, including, without limitation, a schedule setting forth the mortgage loan identification number, the Mortgagor name and the approximate outstanding principal balance of Wet-Ink Mortgage Loans to be purchased by the Buyer on such Purchase Date, (b) the amount of the related Purchase Price (the “Actual Purchase Price”) and (c) a Wiring Schedule; and

(E) On the related Purchase Date, the Buyer shall have received a Wet-Ink Trust Receipt for each Wet-Ink Mortgage Loan with the related Asset Schedule attached thereto from the Custodian.

(xi) Approved Third Party Originators. Each Approved Third Party Originator must be approved in writing (which may be via electronic transmission) by the Buyer to originate Mortgage Loans to be sold to the Buyer hereunder.

(xii) Underlying Transactions. In the case of each Underlying Transaction and the related Mortgage Loans but only with respect to the first Transaction entered into by the Buyer with respect to any Underlying Transaction Documents:

(A) the Buyer shall have received certified copies of the repurchase agreement or other principal document evidencing the Underlying Transactions and each such document shall be satisfactory to the Buyer in form and substance in its good faith discretion as determined by Buyer in a timely manner.

Each Transaction Request delivered by a Seller hereunder shall constitute a certification by such Seller that all the conditions set forth in this Section 3(b) (other than clause (ix) hereof) have been satisfied (both as of the date of such notice or request and as of the Purchase Date).

(xiii) Underwriting Guidelines. In the event that the Sellers have made any amendment or modification to the Underwriting Guidelines, the Sellers shall have promptly delivered to the Buyer a complete copy of the amended or modified Underwriting Guidelines, which the Buyer shall not have, in good faith, disapproved such amendment or modification within seven (7) Business Days following delivery thereof.

(xiv) Litigation. Buyer has not received notice of any action, suit, arbitration, proceeding or investigation (or to its knowledge is threatened) by or before any Governmental Authority affecting any of the Guarantor, any Seller, or any of their Subsidiaries or affecting any of the Property of any of them which, in Buyer’s good faith judgment, is reasonably likely to be adversely determined and which, if decided adversely, would have a reasonable likelihood of having a Material Adverse Effect.

(c) Initiation.

(i) The applicable Seller shall deliver a Transaction Request to the Buyer on or prior to the date and time set forth in Section 3(b)(vii) (or 3(b)(x) with respect to Wet-Ink Mortgage Loans) prior to entering into any Transaction. Such Transaction Request shall include a Mortgage Loan Schedule with respect to the Mortgage Loans to be sold in such requested Transaction.

(ii) The Repurchase Date for each Transaction shall not be later than the Termination Date.

(iii) Subject to the terms and conditions of this Repurchase Agreement, during such period the Sellers may sell, repurchase and resell Eligible Mortgage Loans hereunder.

(iv) The applicable Seller shall deliver to the Custodian the Mortgage File pertaining to each Eligible Asset to be purchased by the Buyer in accordance with (A) Section 3(b)(vii), with respect to Mortgage Loans other than Wet-Ink Mortgage Loans, and (B) Section 3(b)(x), with respect to Wet-Ink Mortgage Loans.

(v) Subject to the provisions of this Section 3, the Purchase Price will then be made available to the Sellers by the Buyer transferring, via wire transfer, in the aggregate amount of such Purchase Price in funds immediately available.

(vi) With respect to Transactions the subject of which are Wet-Ink Mortgage Loans:

(A) The conditions set forth in subsection (b)(x) of this Section shall have been satisfied.

(B) The full amount of the Estimated Purchase Price shall be deemed to have been made on the Purchase Date for all purposes hereunder.

(C) Upon receipt of the final Wiring Schedule with respect to any Purchase Date, the Buyer shall determine the amount, if any, by which the Estimated Purchase Price deposited in the Wet-Ink Funding Account exceeds the Actual Purchase Price (such amount, the “Overestimate Amount”). The Buyer shall cause the Disbursement Agent to promptly wire such Overestimate Amount directly to the Buyer as a prepayment of the Transaction made on such Purchase Date.

(d) Repurchase

(i) The Sellers may repurchase Purchased Mortgage Loans without penalty or premium on any date. The Repurchase Price payable for the repurchase of any such Purchased Mortgage Loan shall be reduced as provided in Section 5(f). If the Sellers intend to make such a repurchase, the Sellers shall give one (1) Business Day’s prior written notice thereof to the Buyer, designating the Purchased Mortgage Loans to be repurchased. If the Purchased Mortgage Loans repurchased are TPO Mortgage Loans, such notice shall be given on or before 3:00 p.m. (New York time) one (1) Business Day prior to the Repurchase Date. If such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, and, on receipt, such amount shall be applied to the Repurchase Price for the designated Purchased Mortgage Loans.

(ii) On the Repurchase Date, termination of the Transaction will be effected by reassignment to the applicable Seller or its designee of the Purchased Mortgage Loans (and any Income in respect thereof received by Buyer not previously credited or transferred to, or applied to the obligations of, the Seller pursuant to Section 5) against the simultaneous transfer of the Repurchase Price to an account of Buyer. With respect to Purchased Mortgage Loans that are TPO Mortgage Loans for which the Takeout Investor is New Century Mortgage Corporation, the Disbursement Agent shall issue a new Trust Receipt and the Repurchase Price shall be transferred on or before 3:00 p.m. (New York time) on the Repurchase Date. Such obligation to repurchase exists without regard to any prior or intervening liquidation or foreclosure with respect to any Purchased Mortgage Loan (but liquidation or foreclosure proceeds received by Buyer shall be applied to reduce the Repurchase Price for such Purchased Mortgage Loan on each Payment Date except as otherwise provided herein). The Sellers are obligated to obtain the Mortgage Files from Buyer or its designee at the Sellers’ expense on the Repurchase Date.

(e) Extension of Termination Date. At the request of the Sellers made 90 days or less prior to the Termination Date of this Agreement, the Buyer may in its sole discretion extend the Termination Date for a period of 364 additional days or such other period to be determined by Buyer in its sole discretion by giving written notice of such extension to the Sellers no later than thirty (30) days after the Buyer’s receipt of the Sellers’ request. Any failure by the Buyer to deliver such notice of extension shall be deemed to be the Buyer’s determination not to extend the then current Termination Date.

SECTION 4. MARGIN AMOUNT MAINTENANCE

(a) The Buyer shall determine the Asset Value of the Purchased Mortgage Loans at such intervals as determined by the Buyer in its sole discretion.

(b) If at any time the aggregate Asset Value of all related Purchased Mortgage Loans subject to all Transactions is at least $100,000 less than the aggregate Purchase Price for all such Transactions (a “Margin Deficit”), then Buyer may by notice to Sellers (as such notice is more particularly set forth below, a “Margin Call”), require Sellers to transfer to Buyer or its designee cash or Eligible Mortgage Loans approved by the Buyer in its sole discretion (“Additional Purchased Mortgage Loans”) so that the aggregate Asset Value of the Purchased Mortgage Loans, including any such cash or Additional Purchased Mortgage Loans, will thereupon equal or exceed the aggregate Purchase Price for all Transactions. If Buyer delivers a Margin Call to the Seller on or prior to 9:30 a.m. (New York City time) on any Business Day, then the Sellers shall transfer cash or Additional Purchased Mortgage Loans to Buyer no later than 5 p.m. (New York City time) that day. In the event the Buyer delivers a Margin Call to a Seller after 9:30 a.m. (New York City time) on any Business Day, the Sellers shall be required to transfer cash or Additional Purchased Mortgage Loans no later than 5 p.m. (New York City time) on the subsequent Business Day.

(c) Buyer’s election, in its sole and absolute discretion, not to make a Margin Call at any time there is a Margin Deficit shall not in any way limit or impair its right to make a Margin Call at any time a Margin Deficit exists.

(d) Any cash transferred to the Buyer pursuant to Section 4(b) above shall be credited to the Repurchase Price of the related Transactions.

SECTION 5. INCOME PAYMENTS

(a) Notwithstanding that Buyer and the Sellers intend that the Transactions hereunder be sales to Buyer of the Purchased Mortgage Loans for all purposes except accounting and tax purposes, Sellers shall pay to Buyer the accreted value of the Price Differential (less any amount of such Price Differential previously paid by the Sellers to Buyer) plus the amount of any unpaid Margin Deficit (each such payment, a “Periodic Advance Repurchase Payment”) on each Payment Date. Notwithstanding the preceding sentence, if Sellers fail to make all or part of the Periodic Advance Repurchase Payment by 4:00 p.m. (New York time) on any Payment Date, the Pricing Rate shall be equal to the Post-Default Rate until the Periodic Advance Repurchase Payment is received in full by Buyer.

(b) On the last Business Day of the month prior to each Payment Date (the “Statement Date”), the Buyer shall deliver to the applicable Seller a statement of the amount of the Periodic Advance Repurchase Payment due on the related Payment Date. If the Buyer fails to deliver such statement on the Statement Date, on such Payment Date such Seller shall pay the amount which such Seller calculates as the Periodic Advance Repurchase Payment due and upon delivery of the statement, such Seller shall remit to the Buyer any shortfall, or the Buyer shall refund to such Seller any excess, in the Periodic Advance Repurchase Payment paid.

(c) The Sellers shall hold for the benefit of, and in trust for, Buyer all income, including without limitation all Income received by or on behalf of the Sellers with respect to such Purchased Mortgage Loans. All such Income shall be held in trust for Buyer, shall constitute the property of Buyer, except for tax purposes which shall be treated as income and property of the Sellers. With respect to each Payment Date, the Sellers shall remit all Income as follows:

(i) first, to the payment of all costs and fees payable by the Sellers pursuant to this Repurchase Agreement;

(ii) second, to the Buyer in payment of any accrued and unpaid Price Differential;

(iii) third, without limiting the rights of Buyer under Section 4 of this Repurchase Agreement, to the Buyer, in the amount of any unpaid Margin Deficit; and

(iv) fourth, to the Sellers.

(d) After the occurrence of a Default or an Event of Default, the Sellers shall deposit such Income in a deposit account (the title of which shall indicate that the funds therein are being held in trust for Buyer) (the “Collection Account”) with a financial institution acceptable to Buyer and subject to the Control Agreement. All such Income shall be held in trust for Buyer, shall constitute the property of Buyer and shall not be commingled with other property of the Seller or any Affiliate of the Seller except as expressly permitted above. Funds deposited in the Collection Account during any month shall be held therein, in trust for the Buyer, until the next Payment Date.

(e) To the extent that the Buyer receives any funds from a Take-out Investor with respect to the purchase by such Take-out Investor of a Mortgage Loan, the Buyer shall promptly apply such funds in accordance with the same order of priority set forth in Section 5(c) hereof.

(f) Notwithstanding the preceding provisions, if an Event of Default has occurred, all funds in the Collection Account shall be withdrawn and applied as determined by the Buyer.

(g) Buyer shall offset against the Repurchase Price of each such Transaction all Income and Periodic Advance Repurchase Payments actually received by Buyer pursuant to Section 5(a), excluding any Late Payment Fees paid pursuant to any Periodic Advance Repurchase Payments made at the Post-Default Rate pursuant to Section 5(a).

SECTION 6. REQUIREMENTS OF LAW

(a) If any Requirement of Law (other than with respect to any amendment made to the Buyer’s certificate of incorporation and by laws or other organizational or governing documents) or any change in the interpretation or application thereof or compliance by the Buyer with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i) shall subject the Buyer to any Tax or increased Tax of any kind whatsoever with respect to this Repurchase Agreement or any Transaction or change the basis of taxation of payments to the Buyer in respect thereof;

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, or other extensions of credit by, or any other acquisition of funds by, any office of the Buyer which is not otherwise included in the determination of the LIBOR Rate hereunder;

(iii) shall impose on the Buyer any other condition;

and the result of any of the foregoing is to increase the cost to the Buyer, by an amount which the Buyer deems to be material, of entering, continuing or maintaining any Transaction or to reduce any amount due or owing hereunder in respect thereof, then, in any such case, the Sellers shall promptly pay the Buyer such additional amount or amounts as calculated by the Buyer in good faith as will compensate the Buyer for such increased cost or reduced amount receivable.

(b) If the Buyer shall have determined that the adoption of or any change in any Requirement of Law (other than with respect to any amendment made to the Buyer’s certificate of incorporation and by laws or other organizational or governing documents) regarding capital adequacy or in the interpretation or application thereof or compliance by the Buyer or any corporation controlling the Buyer with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on the Buyer’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which the Buyer or such corporation could have achieved but for such adoption, change or compliance (taking into consideration the Buyer’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by the Buyer to be material, then from time to time, the Sellers shall promptly pay to the Buyer such additional amount or amounts as will compensate the Buyer for such reduction.

(c) If the Buyer becomes entitled to claim any additional amounts pursuant to this Section, it shall promptly notify the Sellers of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this Section submitted by the Buyer to the Sellers shall be conclusive in the absence of manifest error; provided that Buyer, if requested, shall provide back-up documentation for such certificate as Buyer deems reasonable.

SECTION 7. TAXES.

(a) Any and all payments by the Sellers under or in respect of this Repurchase Agreement or any other Facility Documents to which any Seller is a party shall be made free and clear of, and without deduction or withholding for or on account of, any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities (including penalties, interest and additions to tax) with respect thereto, whether now or hereafter imposed, levied, collected, withheld or assessed by any taxation authority or other Governmental Authority (collectively, “Taxes”), unless required by law. If any Seller shall be required under any applicable Requirement of Law to deduct or withhold any Taxes from or in respect of any sum payable under or in respect of this Repurchase Agreement or any of the other Facility Documents to the Buyer, (i) Sellers shall make all such deductions and withholdings in respect of Taxes, (ii) Sellers shall pay the full amount deducted or withheld in respect of Taxes to the relevant taxation authority or other Governmental Authority in accordance with any applicable Requirement of Law, and (iii) the sum payable by Sellers shall be increased as may be necessary so that after Sellers have made all required deductions and withholdings (including deductions and withholdings applicable to additional amounts payable under this Section 7) such Buyer receives an amount equal to the sum it would have received had no such deductions or withholdings been made in respect of Non-Excluded Taxes. For purposes of this Repurchase Agreement the term “Non-Excluded Taxes” are Taxes other than, in the case of a Buyer, Taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the jurisdiction under the laws of which such Buyer is organized or of its applicable lending office, or any political subdivision thereof, unless such Taxes are imposed as a result of such Buyer having executed, delivered or performed its obligations or received payments under, or enforced, this Repurchase Agreement or any of the other Facility Documents (in which case such Taxes will be treated as Non-Excluded Taxes).

(b) In addition, Sellers hereby agree to pay any present or future stamp, recording, documentary, excise, property or value-added taxes, or similar taxes, charges or levies that arise from any payment made under or in respect of this Repurchase Agreement or any other Facility Document or from the execution, delivery or registration of, any performance under, or otherwise with respect to, this Repurchase Agreement or any other Facility Document (collectively, “Other Taxes”).

(c) Sellers hereby agree to indemnify Buyer for, and to hold it harmless against, the full amount of Non-Excluded Taxes and Other Taxes, and the full amount of Taxes of any kind imposed by any jurisdiction on amounts payable under this Section 7 imposed on or paid by such Buyer and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. The indemnity by Sellers provided for in this Section 7(c) shall apply and be made whether or not the Non-Excluded Taxes or Other Taxes for which indemnification hereunder is sought have been correctly or legally asserted. Amounts payable by Sellers under the indemnity set forth in this Section 7(c) shall be paid within ten (10) days from the date on which Buyer makes written demand therefor.

(d) Within thirty (30) days after the date of any payment of Taxes, Sellers (or any Person making such payment on behalf of any Seller) shall furnish to Buyer for its own account a certified copy of the original official receipt evidencing payment thereof. For purposes of subsection (e) of this Section 7, the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.

(e) Each Buyer (including for avoidance of doubt any assignee, successor or participant) whose name does not include “Incorporated,” “Inc.,” “Corporation,” “Corp.,” “P.C.,” “insurance company,” or “assurance company” (a “Non-Exempt Buyer”) shall deliver or cause to be delivered to Sellers a complete and executed U.S. Internal Revenue Service Form W-9 (or any successor forms thereto), including all appropriate attachments. If on the date a Person becomes an assignee, successor or participant to this Repurchase Agreement, Buyer transferor was entitled to indemnification or additional amounts under this Section 7, then the Buyer assignee, successor or participant shall be entitled to indemnification or additional amounts to the extent (and only to the extent), that the Buyer transferor was entitled to such indemnification or additional amounts for Non-Excluded Taxes, and the Buyer assignee, successor or participant shall be entitled to additional indemnification or additional amounts for any other or additional Non-Excluded Taxes.

(f) For any period with respect to which Buyer has failed to provide Sellers with the appropriate form, certificate or other document described in subsection (e) of this Section 7 (other than (i) if such failure is due to a change in any applicable Requirement of Law, or in the interpretation or application thereof, occurring after the date on which a form, certificate or other document originally was required to be provided, (ii) if such form, certificate or other document otherwise is not required under subsection (e) of this Section 7, or (iii) if it is legally inadvisable or otherwise commercially disadvantageous for such Buyer to deliver such form, certificate or other document), such Buyer shall not be entitled to indemnification or additional amounts under subsection (a) or (c) of this Section 7 with respect to Non-Excluded Taxes imposed by the United States by reason of such failure; provided, however, that should a Buyer become subject to Non-Excluded Taxes because of its failure to deliver a form, certificate or other document required hereunder, Sellers shall take such steps as such Buyer shall reasonably request, to assist such Buyer in recovering such Non-Excluded Taxes.

(g) Without prejudice to the survival of any other agreement of the Sellers hereunder, the agreements and obligations of each Seller contained in this Section 7 shall survive the termination of this Repurchase Agreement. Nothing contained in this Section 7 shall require the Buyer to make available any of its tax returns or any other information that it deems to be confidential or proprietary.

SECTION 8. SECURITY INTEREST; BUYER’S APPOINTMENT AS ATTORNEY-IN-FACT

(a) Security Interest. Although the parties intend that all Transactions hereunder be sales and purchases (other than for accounting and tax purposes) and not loans, in the event any such Transactions are deemed to be loans, each Seller hereby pledges to Buyer as security for the performance by each Seller of its Obligations and hereby grants, assigns and pledges to Buyer a security interest in its right, title and interest in the Purchased Mortgage Loans, the Records, and all servicing rights related to the Purchased Mortgage Loans, the Facility Documents (to the extent such Facility Documents and each Seller’s right thereunder relate to the Purchased Mortgage Loans), any Take-out Commitments relating to any Purchased Mortgage Loan, all insurance policies and insurance proceeds relating to any Purchased Mortgage Loan or the related Mortgaged Property, including but not limited to any payments or proceeds under any related primary insurance or hazard insurance, any Income relating to any Purchased Mortgage Loan, the Collection Account, the TPO Disbursement Account, any Interest Rate Protection Agreements relating to any Purchased Mortgage Loan, and any other contract rights, accounts (including any interest of the Sellers in escrow accounts) and any other payments, rights to payment (including payments of interest or finance charges) and general intangibles to the extent that the foregoing relates to any Purchased Mortgage Loan and any other assets relating to the Purchased Mortgage Loans (including, without limitation, any other accounts) or any interest in the Purchased Mortgage Loans, and any proceeds and distributions and any other property, rights, title or interests as are specified on a Trust Receipt and Mortgage Loan Schedule and Exception Report with respect to any of the foregoing, in all instances, whether now owned or hereafter acquired, now existing or hereafter created (collectively, the “Repurchase Assets”).

Each Seller hereby authorizes the Buyer to file such financing statement or statements relating to the Repurchase Assets as the Buyer, at its option, may deem appropriate. The Sellers shall pay the filing costs for any financing statement or statements prepared pursuant to this Section 8.

Warehouse Corporation acknowledges and agrees that its rights with respect to the Repurchase Assets (including without limitation its security interest in the Purchased Mortgage Loans and any other collateral granted to Warehouse Corporation pursuant to any Underlying Transaction Document) are and shall continue to be at all times junior and subordinate to the rights of the Buyer hereunder. Other than with respect to TPO Mortgage Loans that have been repurchased by Warehouse Corporation, Warehouse Corporation agrees that it will forbear and take no enforcement or collection action without the express prior written consent of the Buyer with respect to the Repurchase Assets pursuant to any other agreement between Warehouse Corporation and the Underlying Obligor or otherwise prior to 91 days after the time the Buyer has sold or disposed of all of the TPO Mortgage Loans (excluding a repurchase hereunder).

Warehouse Corporation agrees that the Buyer shall not assume the obligations of Warehouse Corporation to any Underlying Obligor under the Underlying Transaction Documents. Subject to the provisions hereof, Warehouse Corporation and the Underlying Obligor may from time to time enter into agreements relating to their rights and duties to each other in the event of any realization by the Buyer on the Repurchase Assets hereunder or any other exercise of its rights hereunder or its realization under any Underlying Transaction Document. No such agreement shall be binding on the Buyer and nothing set forth therein shall limit, alter or impair any of the Buyer’s rights hereunder. Warehouse Corporation hereby agrees that upon any such realization or exercise of rights, with respect to any duties of Warehouse Corporation pursuant to any Underlying Transaction Document arising out of any purchase of Mortgage Loans or other transaction under any Underlying Transaction Document taking place prior to such foreclosure or other realization, any transaction related to any Mortgage Loans or other property or rights accruing to Warehouse Corporation prior to the date of such foreclosure or other realization, Warehouse Corporation shall remain liable to the Underlying Obligor for all obligations under the Underlying Transaction Document; in no event shall any Person be entitled to look to the Buyer or any other party acquiring any rights of Warehouse Corporation pursuant to foreclosure for the performance of such obligations of Warehouse Corporation.

(b) Buyer’s Appointment as Attorney in Fact. Each Seller hereby irrevocably constitutes and appoints the Buyer and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Sellers and in the name of the Sellers or in its own name, from time to time in the Buyer’s discretion, for the purpose of carrying out the terms of this Repurchase Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be reasonably necessary or desirable to accomplish the purposes of this Repurchase Agreement, and, without limiting the generality of the foregoing, each Seller hereby gives the Buyer the power and right, on behalf of the Sellers, without assent by, but with notice to, the Sellers, if an Event of Default shall have occurred and be continuing, to do the following:

(i) in the name of the Sellers, or in its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due with respect to any other Repurchase Assets and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Buyer for the purpose of collecting any and all such moneys due with respect to any other Repurchase Assets whenever payable;

(ii) to pay or discharge taxes and Liens levied or placed on or threatened against the Repurchase Assets;

(iii) (A) to direct any party liable for any payment under any Repurchase Assets to make payment of any and all moneys due or to become due thereunder directly to the Buyer or as the Buyer shall direct; (B) to ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Repurchase Assets; (C) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any Repurchase Assets; (D) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Repurchase Assets or any proceeds thereof and to enforce any other right in respect of any Repurchase Assets; (E) to defend any suit, action or proceeding brought against any Seller with respect to any Repurchase Assets; (F) to settle, compromise or adjust any suit, action or proceeding described in clause (E) above and, in connection therewith, to give such discharges or releases as the Buyer may deem appropriate; and (G) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any Repurchase Assets as fully and completely as though the Buyer were the absolute owner thereof for all purposes, and to do, at the Buyer’s option and the Sellers’ expense, at any time, and from time to time, all acts and things which the Buyer deems necessary to protect, preserve or realize upon the Repurchase Assets and the Buyer’s Liens thereon and to effect the intent of this Repurchase Agreement, all as fully and effectively as the Sellers might do.

Each Seller hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable.

Each Seller also authorizes the Buyer, if an Event of Default shall have occurred and be continuing, from time to time, to execute, in connection with any sale provided for in Section 14 hereof, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Repurchase Assets.

The powers conferred on the Buyer hereunder are solely to protect the Buyer’s interests in the Repurchase Assets and shall not impose any duty upon it to exercise any such powers. The Buyer shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to the Sellers for any act or failure to act hereunder, except for its or their own gross negligence or willful misconduct.

SECTION 9. PAYMENT, TRANSFER AND CUSTODY

(a) Unless otherwise mutually agreed in writing, all transfers of funds to be made by the Sellers hereunder shall be made in Dollars, in immediately available funds, without deduction, set off or counterclaim, to the Buyer at the following account maintained by the Buyer: Account No. 40711421, for the account of Goldman Sachs Mortgage Company; Citibank, N.A., New York, ABA No. 02100089, Attn: John Makrinos and Mike Forbes, not later than 3:00 p.m. New York City time, on the date on which such payment shall become due (and each such payment made after such time shall be deemed to have been made on the next succeeding Business Day). Each Seller acknowledges that it has no rights of withdrawal from the foregoing account.

(b) On the Purchase Date for each Transaction, ownership of the Purchased Mortgage Loans shall be transferred to the Buyer or its designee against the simultaneous transfer of the Purchase Price (i) to the following account of the Sellers (or as otherwise directed by the Sellers) with respect to Mortgage Loans other than TPO Mortgage Loans, Account No. [Music Sprouse] 00424583, for the account of [Music Sprouse] New Century Operating Account Deutsche Bank National Trust Company, ABA No. [Music Sprouse] 021001033, Attn: [Music Sprouse] Lulu Tsai, not later than [Music Sprouse] 4:30 p.m. New York City time, and (ii) with respect to TPO Mortgage Loans, as set forth in the TPO Account Control Agreement, in each case, simultaneously with the delivery to the Buyer of the Purchased Mortgage Loans relating to each Transaction.. With respect to the Purchased Mortgage Loans being sold by a Seller on a Purchase Date, such Seller hereby sells, transfers, conveys and assigns to Buyer or its designee without recourse, but subject to the terms of this Repurchase Agreement, all the right, title and interest of such Seller in and to the Purchased Mortgage Loans together with all right, title and interest in and to the proceeds of any related Repurchase Assets.

(c) In connection with such sale, transfer, conveyance and assignment, on or prior to each Purchase Date, the Sellers shall deliver or cause to be delivered and released to Buyer or its designee the Mortgage File for the related Purchased Mortgage Loans.

SECTION 10. FEES

(a) Commitment Fee. The Sellers shall pay to Buyer in immediately available funds, due and owing on the date hereof (and upon each anniversary of the closing, if this agreement has not been terminated), the Commitment Fee. Such payment shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to Buyer at such account designated by Buyer.

(b) Non-Utilization Fee. Commencing on the date which is ninety (90) days from the date hereof, no later than the Payment Date following the end of each calendar quarter, Seller shall pay in immediately available funds to Buyer the Non-Utilization Fee. Such payment shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to Buyer at an account designated by Buyer.

SECTION 11. REPRESENTATIONS

(1) Each of Guarantor and each Seller represents and warrants to the Buyer that as of the Purchase Date for any Purchased Mortgage Loans by the Buyer from any Seller and as of the date of this Repurchase Agreement and any Transaction hereunder and at all times while the Facility Documents and any Transaction hereunder is in full force and effect:

(a) Acting as Principal. The Sellers will engage in such Transactions as principal (or, if agreed in writing in advance of any Transaction by the other party hereto, as agent for a disclosed principal).

(b) No Broker. No Seller has dealt with any broker, investment banker, agent, or other person, except for the Buyer, who may be entitled to any commission or compensation in connection with the sale of Purchased Mortgage Loans pursuant to this Repurchase Agreement.

(c) Financial Statements. Each of Guarantor and each Seller has heretofore furnished to the Buyer a copy of its (a) consolidated balance sheet and the consolidated balance sheets of its consolidated Subsidiaries for the fiscal year ended December 31, 2004 and its related consolidated statements of income and retained earnings and of cash flows and its consolidated Subsidiaries for such fiscal year, setting forth in each case in comparative form the figures for the previous year, with the opinion thereon of KPMG, LLP and (b) consolidated balance sheet and the consolidated balance sheets of its consolidated Subsidiaries for its quarterly fiscal period(s) ended March 31, 2005, June 30, 2005 and September 30, 2005 and the related consolidated statements of income and retained earnings and of cash flows for it and its consolidated Subsidiaries for such quarterly fiscal period(s), setting forth in each case in comparative form the figures for the previous year. All such financial statements are complete and correct and fairly present, in all material respects, the consolidated financial condition of such Seller or Guarantor and its Subsidiaries and the consolidated results of their operations as at such dates and for such fiscal periods, all in accordance with GAAP applied on a consistent basis. Since December 31, 2004, there has been no material adverse change in the consolidated business, operations or financial condition of any Seller, Guarantor and its consolidated Subsidiaries taken as a whole from that set forth in said financial statements nor is any Seller or Guarantor aware of any state of facts which (without notice or the lapse of time) would result in any such material adverse change or would have a Material Adverse Effect. No Seller or Guarantor has, on the date of the statements delivered pursuant to this section (the “Statement Date”), any material liabilities, direct or indirect, fixed or contingent, matured or unmatured, known or unknown, or liabilities for taxes, long-term leases or unusual forward or long-term commitments not disclosed by, or reserved against in, said balance sheet and related statements, and at the present time there are no material unrealized or anticipated losses from any loans, advances or other commitments of any Seller or Guarantor except as heretofore disclosed to the Buyer in writing.

(d) Organization, Etc. New Century Mortgage Corporation is a corporation duly organized, validly existing and in good standing under the laws of California. Warehouse Corporation is a corporation duly organized, validly existing and in good standing under the laws of California. Guarantor is a corporation duly organized, validly existing and in good standing under the laws of Maryland. Each of Guarantor and each Seller (a) has all requisite corporate or other power, and has all governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted, except where the lack of such licenses, authorizations, consents and approvals would not be reasonably likely to have a Material Adverse Effect; (b) is qualified to do business and is in good standing in all other jurisdictions in which the nature of the business conducted by it makes such qualification necessary, except where failure so to qualify would not be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect; and (c) has full power and authority to execute, deliver and perform its obligations under the Facility Documents.

(e) Authorization, Compliance, Etc. The execution and delivery of, and the performance by each of Guarantor and each Seller of its obligations under, the Facility Documents to which it is a party (a) are within such Seller’s or Guarantor’s, as applicable, powers, (b) have been duly authorized by all requisite action, (c) do not violate any provision of applicable law, rule or regulation, or any order, writ, injunction or decree of any court or other Governmental Authority, or its organizational documents, (d) do not violate any material indenture, agreement, document or instrument to which any Seller, Guarantor or any of its Subsidiaries is a party, or by which any of them or any of their properties, any of the Repurchase Assets is bound or to which any of them is subject and (e) are not in conflict with, do not result in a breach of, or constitute (with due notice or lapse of time or both) a default under, or except as may be provided by any Facility Document, result in the creation or imposition of any Lien upon any of the property or assets of any Seller, Guarantor or any of its Subsidiaries pursuant to, any such indenture, agreement, document or instrument. Neither Guarantor nor any Seller is required to obtain any consent, approval or authorization from, or to file any declaration or statement with, any Governmental Authority in connection with or as a condition to the consummation of the Transactions contemplated herein and the execution, delivery or performance of the Facility Documents to which it is a party.

(f) Litigation. Except as set forth on the litigation report required under Section 12(c)(iii), there are no actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing which are pending or threatened) or other legal or arbitrable proceedings affecting the Guarantor, any Seller or any of their Subsidiaries or affecting any of the Property of any of them before any Governmental Authority which (i) questions or challenges the validity or enforceability of the Facility Documents or any action to be taken in connection with the transactions contemplated hereby, (ii) makes a claim or claims in an aggregate amount greater than $5,000,000 (provided such claims or claims shall be required to be set forth on the litigation report referenced above only upon Buyer’s request), or (iii) individually or in the aggregate, is reasonably likely to be adversely determined, and if adversely determined, is reasonably likely to have a Material Adverse Effect.

(g) Purchased Mortgage Loans.

(i) No Seller has assigned, pledged, or otherwise conveyed or encumbered any Mortgage Loan to any other Person, and immediately prior to the sale of such Mortgage Loan to the Buyer, the applicable Seller was the sole owner of such Mortgage Loan and had good and marketable title thereto, free and clear of all Liens, in each case except for Liens to be released simultaneously with the sale to the Buyer hereunder.

(ii) The provisions of this Repurchase Agreement are effective to either constitute a sale of Repurchase Assets to the Buyer or to create in favor of the Buyer a valid security interest in all right, title and interest of the Sellers in, to and under the Repurchase Assets.

(h) Chief Executive Office/Jurisdiction of Organization. On the Effective Date, New Century Mortgage Corporation’s chief executive office is, and has been, located at 18400 Von Karman Ave., Suite 1000, Irvine, CA 92612. New Century Mortgage Corporation’s jurisdiction of organization is California. On the Effective Date, Warehouse Corporation’s chief executive office is, and has been, located at 18400 Von Karman Ave., Suite 1000, Irvine, CA 92612. Warehouse Corporation’s jurisdiction of organization is California.

(i) Location of Books and Records. The location where the Sellers keep their books and records, including all computer tapes and records related to the Repurchase Assets is their chief executive office.

(j) Enforceability. This Repurchase Agreement and all of the other Facility Documents executed and delivered by the Sellers and the Guarantor in connection herewith are legal, valid and binding obligations of each of the Guarantor and each Seller and are enforceable against each of the Guarantor and each Seller in accordance with their terms except as such enforceability may be limited by (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors rights generally and (ii) general principles of equity.

(k) Ability to Perform. Neither the Guarantor nor any Seller believes, nor does it have any reason or cause to believe, that it cannot perform in all material respects each and every covenant contained in the Facility Documents to which it is a party on its part to be performed

(l) No Default. No Default or Event of Default has occurred and is continuing.

(m) Underwriting Guidelines. The Underwriting Guidelines provided to Buyer are the true and correct Underwriting Guidelines of the Seller.

(n) Adverse Selection. No Seller has selected the Purchased Mortgage Loans in a manner so as to adversely affect Buyer’s interests.

(o) Tangible Net Worth. On the initial Purchase Date, the Tangible Net Worth of the Guarantor is not less than $750 million.

(p) Reserved.

(q) Accurate and Complete Disclosure. The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of the Sellers or the Guarantor to the Buyer in connection with the negotiation, preparation or delivery of this Repurchase Agreement and the other Facility Documents or included herein or therein or delivered pursuant hereto or thereto, when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. All written information furnished after the date hereof by or on behalf of the Sellers or the Guarantor to the Buyer in connection with this Repurchase Agreement and the other Facility Documents and the transactions contemplated hereby and thereby including without limitation, the information set forth in the related Mortgage Loan Schedule, will be true, complete and accurate in every material respect, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified.

(r) Margin Regulations. The use of all funds acquired by any Seller under this Repurchase Agreement will not conflict with or contravene any of Regulations T, U or X promulgated by the Board of Governors of the Federal Reserve System as the same may from time to time be amended, supplemented or otherwise modified.

(s) Investment Company. Neither the Guarantor, any Seller nor any of their Subsidiaries is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(t) Solvency. As of the date hereof and immediately after giving effect to each Transaction, the fair value of the assets of any Seller is greater than the fair value of the liabilities (including, without limitation, contingent liabilities if and to the extent required to be recorded as a liability on the financial statements of such Seller in accordance with GAAP) of such Seller and such Seller is solvent and, after giving effect to the transactions contemplated by this Repurchase Agreement and the other Facility Documents, will not be rendered insolvent or left with an unreasonably small amount of capital with which to conduct its business and perform its obligations. No Seller intends to incur, nor does it believe that it has incurred, debts beyond its ability to pay such debts as they mature. No Seller is contemplating the commencement of an insolvency, bankruptcy, liquidation, or consolidation proceeding or the appointment of a receiver, liquidator, conservator, trustee, or similar official in respect of itself or any of its property.

(u) ERISA.

(i) No liability under Section 4062, 4063, 4064 or 4069 of ERISA has been or is expected by the Guarantor or any Seller to be incurred by the Guarantor or any Seller or any ERISA Affiliate thereof with respect to any Plan which is a Single-Employer Plan in an amount that could reasonably be expected to have a Material Adverse Effect.

(ii) No Plan which is a Single-Employer Plan had an accumulated funding deficiency, whether or not waived, as of the last day of the most recent fiscal year of such Plan ended prior to the date hereof. Neither any Seller, the Guarantor nor any ERISA Affiliate thereof is (A) required to give security to any Plan which is a Single-Employer Plan pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA, or (B) subject to a Lien in favor of such a Plan under Section 412(n) of the Code or Section 302(f) of ERISA.

(iii) Each Plan of a Seller or the Guarantor, each of its Subsidiaries and each of its ERISA Affiliates is in compliance with the applicable provisions of ERISA and the Code, except where the failure to comply would not result in any Material Adverse Effect.

(iv) Neither the Guarantor, any Seller nor any of its Subsidiaries has incurred a tax liability under Chapter 43 of the Code or a penalty under Section 502 of ERISA which has not been paid in full, except where the incurrence of such tax or penalty would not result in a Material Adverse Effect.

(v) Neither the Guarantor, any Seller nor any of its Subsidiaries nor any ERISA Affiliate thereof has incurred or reasonably expects to incur any withdrawal liability under Section 4201 of ERISA as a result of a complete or partial withdrawal from a Multiemployer Plan in an amount that could reasonably be expected to have a Material Adverse Effect.

(v) Taxes. Each of the Guarantor and each Seller and its Subsidiaries have timely filed all tax returns that are required to be filed by them and have timely paid all Taxes due, except for any such Taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided. There are no Liens for Taxes, except for statutory liens for Taxes not yet due and payable.

(w) No Reliance. Each of the Guarantor and each Seller has made its own independent decisions to enter into the Facility Documents and each Transaction and as to whether such Transaction is appropriate and proper for it based upon its own judgment and upon advice from such advisors (including without limitation, legal counsel and accountants) as it has deemed necessary. Neither the Guarantor nor any Seller is relying upon any advice from Buyer as to any aspect of the Transactions, including without limitation, the legal, accounting or tax treatment of such Transactions.

(x) Plan Assets. No Seller is an employee benefit plan as defined in Section 3 of Title I of ERISA, or a plan described in Section 4975(e)(1) of the Code, and the Purchased Mortgage Loans are not “plan assets” within the meaning of 29 CFR §2510.3-101 in such Seller’s hands.

(y) No Prohibited Persons. Neither any Seller, Guarantor nor any of their respective officers, directors, partners or members, is an entity or person (or to such Seller’s or Guarantor’s knowledge, owned or controlled by an entity or person): (i) that is listed in the Annex to, or is otherwise subject to the provisions of Executive Order 13224 issued on September 24, 2001 (“EO13224”); (ii) whose name appears on the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”) most current list of “Specifically Designated National and Blocked Persons” (which list may be published from time to time in various mediums including, but not limited to, the OFAC website, http:www.treas.gov/ofac/t11sdn.pdf); (iii) who commits, threatens to commit or supports “terrorism”, as that term is defined in EO13224; or (iv) who is otherwise affiliated with any entity or person listed above (any and all parties or persons described in clauses (i) through (iv) above are herein referred to as a “Prohibited Person”).

SECTION 12. COVENANTS

On and as of the date of this Repurchase Agreement and each Purchase Date and at all times until this Repurchase Agreement is no longer in force, each of Guarantor and each Seller covenants as follows:

(a) Preservation of Existence; Compliance with Law. Each of Guarantor and each Seller shall:

(i) Preserve and maintain its legal existence and all of its material rights, privileges, licenses and franchises necessary for the operation of its business;

(ii) Comply in all material respects with the requirements of all applicable laws, rules, regulations and orders, whether now in effect or hereafter enacted or promulgated by any applicable Governmental Authority (including, without limitation, all environmental laws);

(iii) Maintain all licenses, permits or other approvals necessary for such Seller or Guarantor, as applicable, to conduct its business and to perform its obligations under the Facility Documents;

(iv) Keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied; and

(v) Permit representatives of the Buyer, upon reasonable notice (unless an Event of Default shall have occurred and is continuing, in which case, no prior notice shall be required), during normal business hours, to examine, copy and make extracts from its books and records, to inspect any of its Properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by the Buyer, subject to the provisions set forth in Section 17 hereof.

(b) Taxes. Each of Guarantor and each Seller shall timely file all tax returns that are required to be filed by it and shall timely pay all Taxes due, except for any such Taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided.

(c) Notice of Proceedings or Adverse Change. Each of Guarantor and each Seller shall give notice to the Buyer immediately after a Responsible Officer of such Seller or Guarantor, as applicable, has any knowledge of:

(i) the occurrence of any Event of Default under the Underlying Transaction Documents that constitutes a default (i) in the payment of any material amount of principal or interest payable by it under any Underlying Transaction Document, or (ii) of any material representation, warranty or certification made or deemed made in any Underlying Transaction Document by any Underlying Obligor or any certificate furnished pursuant to the provisions thereof , or (iii) of any material covenant made or deemed made in any Underlying Transaction Document by any Underlying Obligor;

(ii) the occurrence of any Default or Event of Default or Termination Event;

(iii) any (a) default or event of default under any Indebtedness, which Indebtedness is in excess of $5 million of any Seller or the Guarantor or (b) litigation, investigation, regulatory action or proceeding that is pending or threatened by or against any Seller or the Guarantor in any federal or state court or before any Governmental Authority which, if not cured or if adversely determined, would reasonably be expected to have a Material Adverse Effect or constitute a Default or Event of Default, and (c) any Material Adverse Effect with respect to any Seller or the Guarantor;

(iv) Except as has already been disclosed on the litigation report referenced below, Seller will promptly, and in any event within ten (10) days after service of process on any of the following, give to Buyer notice of all litigation, actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing which are threatened or pending) or other legal or arbitrable proceedings affecting Seller or any of its Subsidiaries or affecting any of the Property of any of them before any Governmental Authority that (i) questions or challenges the validity or enforceability of any of the Repurchase Documents or any action to be taken in connection with the transactions contemplated hereby, (ii) makes a claim or claims in an aggregate amount greater than $5,000,000 (provided notice with respect to such claim or claims shall be required only upon Buyer’s request), or (iii) which, individually or in the aggregate, if adversely determined, could be reasonably likely to have a Material Adverse Effect. The Sellers will deliver to Buyer a litigation report monthly;

(v) as soon as reasonably possible, notice of any of the following events:

(A) a material change in the Fidelity Insurance coverage of the Guarantor or any Seller, with a copy of evidence of same attached;

(B) any material change in accounting policies or financial reporting practices of the Guarantor or any Seller;

(C) promptly upon receipt of notice or knowledge of any Lien or security interest (other than security interests created hereby or under any other Facility Document) on, or claim asserted against, any of the Repurchase Assets; and

(D) any other event, circumstance or condition that has resulted, or would reasonably be expected to result in a Material Adverse Effect; and

(vi) Promptly, but no later than two (2) Business Days after the Guarantor or any Seller receives any of the same, deliver to the Buyer a true, complete, and correct copy of any schedule, report, notice, or any other document delivered to the Sellers or the Guarantor, as applicable, by any Person pursuant to, or in connection with, any of the Repurchase Assets.

(d) Financial Reporting. Each of Guarantor and each Seller shall maintain a system of accounting established and administered in accordance with GAAP, and furnish to the Buyer:

(i) Within ninety (90) days after the close of each fiscal year, Financial Statements, including a statement of income and changes in shareholders’ equity of Guarantor or such Seller for such year, and the related balance sheet as at the end of such year, all in reasonable detail and accompanied by an opinion of an accounting firm as to said financial statements;

(ii) Within forty-five (45) days after the close of each of Guarantor’s or such Seller’s first three fiscal quarters in each fiscal year unaudited balance sheets and income statements, for the period from the beginning of such fiscal year to the end of such third fiscal quarter, subject, however, to year end adjustments;

(iii) Reserved;

(iv) Simultaneously with the furnishing of each of the Financial Statements to be delivered pursuant to subsection (i)-(iii) above, or monthly upon Buyer’s request, a certificate in the form of Exhibit F hereto and certified by an executive officer of Guarantor or such Seller;

(v) If applicable, copies of any 10-Ks, 10-Qs, registration statements and other “corporate finance” SEC filings (other than 8-Ks) by Guarantor or such Seller, within 5 Business Days of their filing with the SEC; provided, that, Guarantor or such Seller or any Affiliate will provide the Buyer with a copy of the annual 10-K filed with the SEC by Guarantor or such Seller or its Affiliates, no later than 90 days after the end of the fiscal year; and

(vi) Promptly, from time to time, such other information regarding the business affairs, operations and financial condition of Guarantor or such Seller as the Buyer may reasonably request.

(e) Visitation and Inspection Rights. Each of Guarantor and each Seller shall permit the Buyer to inspect, and take all other actions permitted under Section 17 hereof.

(f) Reimbursement of Expenses. The Sellers shall promptly reimburse the Buyer for all expenses as the same are incurred by the Buyer as required by Section 15(b) hereof.

(g) Further Assurances. Each of Guarantor and each Seller shall execute and deliver to the Buyer all further documents, financing statements, agreements and instruments, and take all further action that may be required under applicable law, or that the Buyer may reasonably request, in order to effectuate the transactions contemplated by this Repurchase Agreement and the Facility Documents or, without limiting any of the foregoing, to grant, preserve, protect and perfect the validity and first-priority of the security interests created or intended to be created hereby. Each of Guarantor and each Seller shall do all things necessary to preserve the Repurchase Assets so that they remain subject to a first priority perfected security interest hereunder. Neither the Guarantor nor any Seller will allow any default for which such Seller is responsible to occur under any Repurchase Assets or any Facility Document and such Seller or Guarantor shall fully perform or cause to be performed when due all of its obligations under any Repurchase Assets or the Facility Documents.

(h) True and Correct Information. All information, reports, exhibits, schedules, financial statements or certificates of each of the Guarantor and each Seller or any of their Affiliates or any of their officers furnished to Buyer hereunder and during Buyer’s diligence of the Sellers and Guarantor are and will be true and complete and do not omit to disclose any material facts necessary to make the statements therein or therein, in light of the circumstances in which they are made, not misleading.

(i) ERISA Events.

(i) Promptly upon becoming aware of the occurrence of any Event of ERISA Termination which together with all other Events of ERISA Termination occurring within the prior 12 months involve a payment of money by or a potential aggregate liability of Guarantor, any Seller or any ERISA Affiliate thereof or any combination of such entities in excess of $2.5 million the Sellers or the Guarantor, as applicable, shall give the Buyer a written notice specifying the nature thereof, what action Guarantor, any Seller or any ERISA Affiliate thereof has taken and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto;

(ii) Promptly upon receipt thereof, each of Guarantor and each Seller shall furnish to the Buyer copies of (i) all notices received by such Seller, Guarantor or any ERISA Affiliate thereof of the PBGC’s intent to terminate any Plan or to have a trustee appointed to administer any Plan; (ii) all notices received by such Seller, Guarantor or any ERISA Affiliate thereof from the sponsor of a Multiemployer Plan pursuant to Section 4202 of ERISA involving withdrawal liability in excess of $2.5 million; and (iii) all funding waiver requests filed by such Seller, Guarantor or any ERISA Affiliate thereof with the Internal Revenue Service with respect to any Plan, the accrued benefits of which exceed the present value of the plan assets as of the date the waiver request is filed, and all communications received by such Seller, Guarantor or any ERISA Affiliate thereof from the Internal Revenue Service with respect to any such funding waiver request.

(j) Financial Condition Covenants.

(i) Maintenance of Tangible Net Worth. Guarantor shall maintain a Tangible Net Worth of not less than the sum of (i) $750 million and (ii) 50% of all increases in shareholder’s equity in Guarantor attributable to issuances of common stock after October 1, 2005.

(ii) Maintenance of Ratio of Indebtedness to Tangible Net Worth. The Guarantor, on a consolidated basis, shall maintain a ratio of Indebtedness (excluding all Non-Recourse Debt) to Adjusted Tangible Net Worth at the end of each calendar quarter of not greater than 16:1.

(iii) Maintenance of Liquidity. The Guarantor, on a consolidated basis, shall ensure that, at all times, it has Liquidity in an amount not less than $60 million.

(k) Hedging. If requested by the Buyer in writing, the Sellers shall have entered into Interest Rate Protection Agreements, in an amount in accordance with the Buyer’s written request, with Buyer or any Affiliate, having terms consistent with Sellers’ hedging policies.

(l) No Adverse Selection. No Seller shall select Eligible Mortgage Loans to be sold to Buyer as Purchased Mortgage Loans using any type of adverse selection or other selection criteria which would adversely affect the Buyer.

(m) Servicer Approval. No Seller shall cause the Mortgage Loans to be serviced by any servicer other than a servicer expressly approved in writing by Buyer, which approval shall be deemed granted by Buyer with respect to the Sellers with the execution of this Repurchase Agreement.

(n) Insurance. The Sellers shall continue to maintain Fidelity Insurance in an aggregate amount at least equal to $25 million. The Sellers shall maintain Fidelity Insurance in respect of its officers, employees and agents, with respect to any claims made in connection with all or any portion of the Repurchase Assets.

(o) Books and Records. The Sellers shall, to the extent practicable, maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing the Repurchase Assets in the event of the destruction of the originals thereof), and keep and maintain or obtain, as and when required, all documents, books, records and other information reasonably necessary or advisable for the collection of all Repurchase Assets.

(p) Illegal Activities. Neither Guarantor nor any Seller shall engage in any conduct or activity that could subject its assets to forfeiture or seizure.

(q) Material Change in Business. Neither Guarantor nor any Seller shall make any material change in the nature of its business as carried on at the date hereof.

(r) Limitation on Dividends and Distributions. No Seller shall make any payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any equity interest of such Seller, whether now or hereafter outstanding, or make any other distribution or dividend in respect of any of the foregoing or to any shareholder or equity owner of such Seller, either directly or indirectly, whether in cash or property or in obligations of such Seller or any of such Seller’s consolidated Subsidiaries following the occurrence and during the continuation of an Event of Default. Guarantor shall not make any payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any equity interest of Guarantor, whether now or hereafter outstanding, or make any other distribution or dividend in respect of any of the foregoing or to any shareholder or equity owner of Guarantor, either directly or indirectly, whether in cash or property or in obligations of Guarantor or any of Guarantor’s consolidated Subsidiaries in any calendar year at any time following the occurrence and during the continuation of an Event of Default.

(s) Disposition of Assets; Liens. No Seller shall create, incur, assume or suffer to exist any mortgage, pledge, Lien, charge or other encumbrance of any nature whatsoever on any of the Repurchase Assets, whether real, personal or mixed, now or hereafter owned, other than the Liens created in connection with the transactions contemplated by this Repurchase Agreement; nor shall any Seller cause any of the Purchased Mortgage Loans to be sold, pledged, assigned or transferred except as otherwise contemplated hereby.

(t) Transactions with Affiliates. No Seller shall enter into any transaction, including, without limitation, the purchase, sale, lease or exchange of property or assets or the rendering or accepting of any service with any Affiliate, unless such transaction is (a) not otherwise prohibited in this Repurchase Agreement, (b) in the ordinary course of such Seller’s business and (c) upon fair and reasonable terms no less favorable to such Seller, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate.

(u) ERISA Matters.

(i) No Seller shall permit any event or condition which is described in the definition of “Event of ERISA Termination” to occur or exist with respect to any Plan or Multiemployer Plan if such event or condition, together with all other events or conditions described in the definition of Event of ERISA Termination occurring within the prior 12 months, involves the payment of money by or an incurrence of liability of any Seller or any ERISA Affiliate thereof, or any combination of such entities in an amount in excess of $2.5 million.

(ii) No Seller shall be an employee benefit plan as defined in Section 3 of Title I of ERISA, or a plan described in Section 4975(e)(1) of the Code and the Seller shall not use “plan assets” within the meaning of 29 CFR §2510.3-101 to engage in this Repurchase Agreement or the Transactions hereunder.

(v) Consolidations, Mergers and Sales of Assets. No Seller shall (i) consolidate or merge with or into any other Person or (ii) sell, lease or otherwise transfer all or substantially all of its assets to any other Person; provided that a Seller may merge or consolidate with another Person if such Seller is the corporation surviving such merger.

(w) Mortgage Loan Reports. Other than with respect to TPO Mortgage Loans, on the tenth (10th) Business Day or with such greater frequency as requested by the Buyer, the Sellers will furnish to Buyer monthly electronic Mortgage Loan performance data, including, without limitation, a Mortgage Loan Schedule, delinquency reports, pool analytic reports and static pool reports (i.e., delinquency, foreclosure and net charge off reports) and monthly stratification reports summarizing the characteristics of the Mortgage Loans.

(x) Underwriting Guidelines. In the event that the Sellers make any amendment or modification to the Underwriting Guidelines, the Sellers shall promptly deliver to Buyer a complete copy of the amended or modified Underwriting Guidelines.

SECTION 13. EVENTS OF DEFAULT

13.01. Event of Default. If any of the following events (each an “Event of Default”) occur, the Sellers and Buyer shall have the rights set forth in Section 14, as applicable:

(a) Payment Default. Any Seller shall default in the payment of (i) any amount of principal or interest payable by it hereunder or under any other Facility Document, or (ii) Expenses (and such failure to pay Expenses shall continue for more than 3 Business Days following notice to Sellers by Buyer); or

(b) Representation and Warranty Breach. Any representation, warranty or certification made or deemed made herein or in any other Facility Document by any Seller or Guarantor or any certificate furnished to the Buyer pursuant to the provisions hereof or thereof or any information with respect to the Mortgage Loans furnished in writing by any Seller or Guarantor shall prove to have been untrue or misleading in any material respect as of the time made or furnished (other than the representations and warranties set forth in Schedule 1, which shall be considered solely for the purpose of determining the Market Value of the Purchased Mortgage Loans, unless (i) such Seller or Guarantor shall have made any such representations and warranties with actual knowledge that they were materially false or misleading at the time made; or (ii) any such representations and warranties have been determined in good faith by the Buyer in its sole discretion to be materially false or misleading on a regular basis); or

(c) Immediate Covenant Default. The failure of any Seller or Guarantor, as applicable, to perform, comply with or observe any term, covenant or agreement applicable to the Seller contained in any of Sections 12(a), (h), (j), (p) (q), (r), (s), (t), (u), (v) or (y); or

(d) Additional Covenant Defaults. A Seller or the Guarantor shall fail to observe or perform any other covenant or agreement contained in this Repurchase Agreement (and not identified in clause (c) of this Section 13.01) or any other Facility Document, and if such default shall be capable of being remedied, and such failure to observe or perform shall continue unremedied for a period of five (5) Business Days; or

(e) Judgments. A judgment or judgments for the payment of money in excess of $2,500,000 in the aggregate shall be rendered against the Sellers, the Guarantor or any of their Material Subsidiaries by one or more courts, administrative tribunals or other bodies having jurisdiction and the same shall not be satisfied, discharged (or provision shall not be made for such discharge) or bonded, or a stay of execution thereof shall not be procured, within 60 days from the date of entry thereof; or

(f) Cross-Default. Any “event of default” or any other default which permits a demand for, or requires, the early repayment of obligations due by any Seller, the Guarantor or their Material Subsidiaries under any agreement (after the expiration of any applicable grace period under any such agreement) relating to any Indebtedness in excess of $10 million of such Seller, Guarantor or any Material Subsidiary, as applicable; or

(g) Insolvency Event. An Insolvency Event shall have occurred with respect to any Seller or the Guarantor; or

(h) Enforceability. Any Person (other than Buyer) shall contest the validity, enforceability, perfection or priority of any Lien granted pursuant thereto, or any party thereto (other than Buyer) shall seek to disaffirm, terminate, limit or reduce its obligations hereunder; or

(i) Liens. A Seller shall grant, or suffer to exist, any Lien on any Repurchase Asset (except any Lien in favor of the Buyer); or at least one of the following fails to be true (A) the Repurchase Assets shall have been sold to the Buyer, or (B) the Liens contemplated hereby are first priority perfected Liens on any Repurchase Assets in favor of the Buyer or shall be Liens in favor of any Person other than the Buyer; or

(j) Material Adverse Change. Any material adverse change in the Property, business, financial condition or operations of (i) Guarantor, Sellers and their Material Subsidiaries taken as a whole or (ii) any Seller or Guarantor shall occur, in each case as determined by Buyer in its sole good faith discretion, or any other condition shall exist which, in Buyer’s sole good faith discretion, constitutes a material impairment of a Seller’s or the Guarantor’s ability to perform its obligations under this Repurchase Agreement or any other Facility Document.

(k) ERISA. (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of a Seller or any ERISA Affiliate, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Buyer, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Plan shall terminate for purposes of Title IV of ERISA, (v) a Seller or any ERISA Affiliate shall, or in the reasonable opinion of the Buyer is likely to, incur any liability in connection with a withdrawal from, or the insolvency or reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

(l) Change of Control. A Change of Control of a Seller or the Guarantor shall have occurred.

(m) Guarantor Breach. A breach by Guarantor of any material representation, warranty or covenant set forth in the Guaranty or any other Facility Document, any “event of default” by Guarantor under the Guaranty, any repudiation of the Guaranty by the Guarantor, or if the Guaranty is not enforceable against the Guarantor.

13.02 Termination Event. (a) If the following event (a “Termination Event”) occurs, the Buyer shall have the rights set forth in Section 13.02(b):

(i) there shall be a material adverse effect on the prospects of (i) Guarantor, Sellers and their Material Subsidiaries taken as a whole or (ii) any Seller or Guarantor, in each case as determined by Buyer in its sole good faith discretion.

(b) Upon the occurrence of a Termination Event, the Buyer shall have the right, in its sole discretion, to immediately terminate the Buyer’s obligation to enter into any additional Transactions. The Seller shall repurchase any Purchased Mortgage Loans subject to a Transaction hereunder within five (5) Business Days following receipt of a request therefor from Buyer following the occurrence of a Termination Event.

SECTION 14. REMEDIES

(a) If an Event of Default occurs with respect to any Seller, the following rights and remedies are available to the Buyer; provided, that an Event of Default shall be deemed to be continuing unless expressly waived by the Buyer in writing.

(i) At the option of the Buyer, exercised by written notice to the Sellers (which option shall be deemed to have been exercised, even if no notice is given, immediately upon the occurrence of an Insolvency Event of a Seller), the Repurchase Date for each Transaction hereunder, if it has not already occurred, shall be deemed immediately to occur. The Buyer shall (except upon the occurrence of an Insolvency Event of a Seller) give notice to the Sellers of the exercise of such option as promptly as practicable.

(ii) If the Buyer exercises or is deemed to have exercised the option referred to in subsection (a)(i) of this Section,

(A) the Sellers’ obligations in such Transactions to repurchase all Purchased Mortgage Loans, at the Repurchase Price therefor on the Repurchase Date determined in accordance with subsection (a)(i) of this Section, (1) shall thereupon become immediately due and payable and (2) all Income paid after such exercise or deemed exercise shall be retained by the Buyer and applied to the aggregate unpaid Repurchase Price and any other amounts owed by the Sellers hereunder;

(B) to the extent permitted by applicable law, the Repurchase Price with respect to each such Transaction shall be increased by the aggregate amount obtained by daily application of, on a 360 day per year basis for the actual number of days during the period from and including the date of the exercise or deemed exercise of such option to but excluding the date of payment of the Repurchase Price as so increased, (x) the Post-Default Rate in effect following an Event of Default to (y) the Repurchase Price for such Transaction as of the Repurchase Date as determined pursuant to subsection (a)(i) of this Section (decreased as of any day by (i) any amounts actually in the possession of Buyer pursuant to clause (C) of this subsection, and (ii) any proceeds from the sale of Purchased Mortgage Loans applied to the Repurchase Price pursuant to subsection (a)(iv) of this Section; and

(C) all Income actually received by the Buyer pursuant to Section 5 (excluding any Late Payment Fees paid pursuant to Section 5(a)) shall be applied to the aggregate unpaid Repurchase Price owed by the Seller.

(iii) Upon the occurrence of one or more Events of Default, the Buyer shall have the right to obtain physical possession of all files of the Sellers relating to the Purchased Mortgage Loans and the Repurchase Assets and all documents relating to the Purchased Mortgage Loans which are then or may thereafter come into the possession of the Sellers or any third party acting for the Sellers and the Sellers shall deliver to the Buyer such assignments as the Buyer shall request. The Buyer shall be entitled to specific performance of all agreements of the Sellers contained in the Facility Documents.

(iv) At any time on the Business Day following notice to the Sellers (which notice may be the notice given under subsection (a)(i) of this Section), in the event the Sellers have not repurchased all Purchased Mortgage Loans, the Buyer may (A) immediately sell, without demand or further notice of any kind, at a public or private sale and at such price or prices as the Buyer may deem satisfactory any or all Purchased Mortgage Loans and the Repurchase Assets subject to a such Transactions hereunder and apply the proceeds thereof to the aggregate unpaid Repurchase Prices and any other amounts owing by the Sellers hereunder or (B) in its sole discretion elect, in lieu of selling all or a portion of such Purchased Mortgage Loans, to give the Sellers credit for such Purchased Mortgage Loans and the Repurchase Assets in an amount equal to the Market Value of the Purchased Mortgage Loans against the aggregate unpaid Repurchase Price and any other amounts owing by the Sellers hereunder. The proceeds of any disposition of Purchased Mortgage Loans and the Repurchase Assets shall be applied as determined by Buyer in its sole discretion.

(v) The Sellers shall be liable to Buyer for (i) the amount of all reasonable legal or other expenses (including, without limitation, all costs and expenses of Buyer in connection with the enforcement of this Repurchase Agreement or any other agreement evidencing a Transaction, whether in action, suit or litigation or bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally, further including, without limitation, the reasonable fees and expenses of counsel incurred in connection with or as a result of an Event of Default, (ii) damages in an amount equal to the cost (including all fees, expenses and commissions) of entering into replacement transactions and entering into or terminating hedge transactions in connection with or as a result of an Event of Default, and (iii) any other loss, damage, cost or expense directly arising or resulting from the occurrence of an Event of Default in respect of a Transaction.

(vi) The Buyer shall have, in addition to its rights hereunder, any rights otherwise available to it under any other agreement or applicable law.

(b) The Buyer may exercise one or more of the remedies available hereunder immediately upon the occurrence of an Event of Default and at any time thereafter without notice to the Sellers. All rights and remedies arising under this Repurchase Agreement as amended from time to time hereunder are cumulative and not exclusive of any other rights or remedies which Buyer may have.

(c) The Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and each Seller hereby expressly waives any defenses the Sellers might otherwise have to require Buyer to enforce its rights by judicial process. Each Seller also waives any defense (other than a defense of payment or performance) such Seller might otherwise have arising from the use of nonjudicial process, enforcement and sale of all or any portion of the Repurchase Assets, or from any other election of remedies. Each Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.

(d) To the extent permitted by applicable law, the Sellers shall be liable to the Buyer for interest on any amounts owing by the Sellers hereunder, from the date the Sellers become liable for such amounts hereunder until such amounts are (i) paid in full by the Sellers or (ii) satisfied in full by the exercise of the Buyer’s rights hereunder. Interest on any sum payable by the Sellers to the Buyer under this paragraph 14(d) shall be at a rate equal to the Post-Default Rate.

SECTION 15. INDEMNIFICATION AND EXPENSES; RECOURSE

(a) The Sellers agree to hold the Buyer, and its Affiliates and their officers, directors, employees, agents and advisors (each an “Indemnified Party”) harmless from and indemnify any Indemnified Party against all third-party liabilities, losses, damages, judgments, costs and expenses of any kind which may be imposed on, incurred by or asserted against such Indemnified Party (collectively, “Costs”), relating to or arising out of this Repurchase Agreement, any other Facility Document or any transaction contemplated hereby or thereby, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Repurchase Agreement, any other Facility Document or any transaction contemplated hereby or thereby, that, in each case, results from anything other than the Indemnified Party’s gross negligence or willful misconduct. Without limiting the generality of the foregoing, the Sellers agree to hold any Indemnified Party harmless from and indemnify such Indemnified Party against all Costs with respect to all Mortgage Loans relating to or arising out of any taxes incurred or assessed in connection with the ownership of the Mortgage Loans, that, in each case, results from anything other than the Indemnified Party’s gross negligence or willful misconduct. In any suit, proceeding or action brought by an Indemnified Party in connection with any Mortgage Loan for any sum owing thereunder, or to enforce any provisions of any Mortgage Loan, the Sellers will save, indemnify and hold such Indemnified Party harmless from and against all expense, loss or damage suffered by reason of any defense, set off, counterclaim, recoupment or reduction or liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by any Seller of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from the Sellers. The Sellers also agree to reimburse an Indemnified Party as and when billed by such Indemnified Party for all the Indemnified Party’s costs and expenses incurred in connection with the enforcement or the preservation of the Buyer’s rights under this Repurchase Agreement, any other Facility Document or any transaction contemplated hereby or thereby, including without limitation the reasonable fees and disbursements of its counsel.

(b) The Sellers agree to pay as and when billed by the Buyer all of the out-of-pocket costs and expenses incurred by the Buyer in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Repurchase Agreement, any other Facility Document or any other documents prepared in connection herewith or therewith. The Sellers agree to pay as and when billed by the Buyer all of the reasonable out-of-pocket costs and expenses incurred in connection with the consummation and administration of the transactions contemplated hereby and thereby including without limitation filing fees and all the reasonable fees, disbursements and expenses of counsel to the Buyer which amount shall be deducted from the Purchase Price paid for the first Transaction hereunder. Subject to the limitations set forth in Section 17 hereof, the Sellers agree to pay the Buyer all the reasonable out of pocket due diligence, inspection, testing and review costs and expenses incurred by the Buyer with respect to Mortgage Loans submitted by the Sellers for purchase under this Repurchase Agreement, including, but not limited to, those out of pocket costs and expenses incurred by the Buyer pursuant to Sections 15(b) and 17 hereof.

(c) The obligations of the Sellers from time to time to pay the Repurchase Price, the Periodic Advance Repurchase Payments, and all other amounts due under this Repurchase Agreement shall be full recourse obligations of the Sellers.

(d) Each Seller shall be jointly and severally liable for the full, complete an punctual performance and satisfaction of all obligations of either Seller under this Repurchase Agreement. Accordingly, each Seller waives any and all notice of creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by Buyer upon such Seller’s joint and several liability. Each Seller waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon such Seller with respect to the Obligations. When pursuing its rights and remedies hereunder against either Seller, Buyer may, but shall be under no obligation, to pursue such rights and remedies hereunder against either Seller or any other Person or against any collateral security for the Obligations or any right of offset with respect thereto, and any failure by Buyer to pursue such other rights or remedies or to collect any payments from such Seller or any such other Person to realize upon any such collateral security or to exercise any such right of offset, or any release of such Seller or any such other Person or any such collateral security, or right of offset, shall not relieve such Seller of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of Buyer against such Seller.

SECTION 16. SERVICING

(a) The Sellers, on Buyer’s behalf, shall contract with Servicer to, or if a Seller is the Servicer, such Seller shall, service the Mortgage Loans consistent with the degree of skill and care that such Seller customarily requires with respect to similar Mortgage Loans owned or managed by it and in accordance with Accepted Servicing Practices. The Servicer shall (i) comply with all applicable Federal, State and local laws and regulations, (ii) maintain all state and federal licenses necessary for it to perform its servicing responsibilities hereunder and (iii) not impair the rights of Buyer in any Mortgage Loans or any payment thereunder. Buyer may terminate the servicing of any Mortgage Loan with the then existing servicer in accordance with Section 16(e) hereof.

(b) The Sellers shall cause the Servicer to hold or cause to be held all escrow funds collected by the Sellers with respect to any Purchased Mortgage Loans in trust accounts and shall apply the same for the purposes for which such funds were collected.

(c) The Sellers shall cause the Servicer to deposit all collections received by the Sellers on account of the Purchased Mortgage Loans in the Collection Account no later than two Business Days following receipt.

(d) The Sellers shall provide promptly to Buyer (i) a Servicer Notice addressed to and agreed to by the Servicer of the related Purchased Mortgage Loans, advising such Servicer of such matters as Buyer may reasonably request, including, without limitation, recognition by the Servicer of Buyer’s interest in such Purchased Mortgage Loans and the Servicer’s agreement that upon receipt of notice of an Event of Default from Buyer, it will follow the instructions of Buyer with respect to the Purchased Mortgage Loans and any related Income with respect thereto.

(e) Upon the occurrence of a Default or Event of Default hereunder or a material default under the Servicing Agreement, Buyer shall have the right to immediately terminate the Servicer’s right to service the Purchased Mortgage Loans without payment of any penalty or termination fee. The Sellers shall cooperate in transferring the servicing of the Purchased Mortgage Loans to a successor servicer appointed by Buyer in its sole discretion.

(f) If any Seller should discover that, for any reason whatsoever, any entity responsible to the Sellers by contract for managing or servicing any such Purchased Mortgage Loan has failed to perform fully the Sellers’ obligations under the Facility Documents or any of the obligations of such entities with respect to the Purchased Mortgage Loans, the Sellers shall promptly notify Buyer.

SECTION 17. DUE DILIGENCE

(a) Each Seller acknowledges that Buyer has the right to perform continuing due diligence reviews with respect to the Mortgage Loans, the Underlying Transactions, the TPO Mortgage Loans and the Sellers, for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or otherwise, and each Seller agrees that upon reasonable prior notice (unless an Event of Default shall have occurred, in which case no notice is required) to the Sellers, Buyer or its authorized representatives will be permitted during normal business hours to examine, inspect, and make copies and extracts of, the Mortgage Files, the Underlying Transactions or TPO Mortgage Loans and any and all documents, records, agreements, instruments or information relating to such Mortgage Loans in the possession or under the control of the Sellers and/or the Custodian. The Sellers also shall make available to Buyer a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Mortgage Files, Mortgage Loans, the Underlying Transactions and the TPO Mortgage Loans.. Without limiting the generality of the foregoing, each Seller acknowledges that Buyer may purchase Mortgage Loans, the Underlying Transactions and TPO Mortgage Loans from the Sellers based solely upon the information provided by the Sellers to Buyer in the Purchased Mortgage Loan Schedule and the representations, warranties and covenants contained herein, and that Buyer, at its option, has the right at any time to conduct a partial or complete due diligence review on some or all of the Mortgage Loans, the Underlying Transactions and/or TPO Mortgage Loans purchased in a Transaction, including, without limitation, ordering broker’s price opinions, new credit reports and new appraisals on the related Mortgaged Properties and otherwise re-generating the information used to originate such Mortgage Loan, Underlying Transaction or TPO Mortgage Loan. Buyer may underwrite such Mortgage Loans, Underlying Transaction or TPO Mortgage Loan itself or engage a mutually agreed upon third party underwriter to perform such underwriting. The Sellers agree to cooperate with Buyer and any third party underwriter in connection with such underwriting, including, but not limited to, providing Buyer and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Mortgage Loans, the Underlying Transactions and TPO Mortgage Loans in the possession, or under the control, of the Sellers. The Sellers further agree that the Sellers shall pay all out-of-pocket costs and expenses incurred by Buyer in connection with Buyer’s activities pursuant to this Section 17 (“Due Diligence Costs”); provided, that such Due Diligence Costs shall not exceed the Due Diligence Cap per calendar year unless a Default or Event of Default shall have occurred and be continuing, in which event Buyer shall have the right to perform due diligence, at the sole expense of Sellers without regard to the dollar limitation set forth herein.

SECTION 18. ASSIGNABILITY

The rights and obligations of the parties under this Repurchase Agreement and under any Transaction shall not be assigned by any Seller without the prior written consent of Buyer. Subject to the foregoing, this Repurchase Agreement and any Transactions shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns. Nothing in this Repurchase Agreement express or implied, shall give to any Person, other than the parties to this Repurchase Agreement and their successors hereunder, any benefit of any legal or equitable right, power, remedy or claim under this Repurchase Agreement. Buyer may from time to time assign all or a portion of its rights and obligations under this Repurchase Agreement and the Facility Documents to (i) any Affiliate or (ii) upon Sellers’ prior written consent (which shall not be unreasonably withheld) or following the occurrence and continuance of an Event of Default, to any Person other than an Affiliate; in each case pursuant to an executed assignment and acceptance by Buyer and assignee (“Assignment and Acceptance”), specifying the percentage or portion of such rights and obligations assigned. Upon such assignment, (a) such assignee shall be a party hereto and to each Facility Document to the extent of the percentage or portion set forth in the Assignment and Acceptance, and shall succeed to the applicable rights and obligations of Buyer hereunder, and (b) Buyer shall, to the extent that such rights and obligations have been so assigned by it be released from its obligations hereunder and under the Facility Documents. Unless otherwise stated in the Assignment and Acceptance, the Sellers shall continue to take directions solely from Buyer unless otherwise notified by Buyer in writing. Buyer may distribute to any prospective assignee any document or other information delivered to Buyer by Sellers.

The Buyer may sell participations to one or more Persons in or to all or a portion of its rights and obligations under this Repurchase Agreement; provided, however, that (i) the Buyer’s obligations under this Repurchase Agreement shall remain unchanged, (ii) the Buyer shall remain solely responsible to the other parties hereto for the performance of such obligations; and (iii) the Sellers shall continue to deal solely and directly with the Buyer in connection with the Buyer’s rights and obligations under this Repurchase Agreement and the other Facility Documents except as provided in Section 7.

The Buyer may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 18, disclose to the assignee or participant or proposed assignee or participant, as the case may be, any information relating to the Sellers or any of their Subsidiaries or to any aspect of the Transactions that has been furnished to the Buyer by or on behalf of the Sellers or any of their Subsidiaries; provided that such assignee or participant agrees in a writing reasonably acceptable to Sellers to hold such information subject to the confidentiality provisions of this Repurchase Agreement.

In the event the Buyer assigns all or a portion of its rights and obligations under this Repurchase Agreement, the parties hereto agree to negotiate in good faith an amendment to this Repurchase Agreement to add agency provisions similar to those included in repurchase agreements for similar syndicated repurchase facilities.

SECTION 19. TRANSFER AND MAINTENANCE OF REGISTER.

(a) Subject to acceptance and recording thereof pursuant to paragraph (b) of this Section 19, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of the Buyer under this Agreement. Any assignment or transfer by the Buyer of rights or obligations under this Agreement that does not comply with this Section 19 shall be treated for purposes of this Agreement as a sale by such Buyer of a participation in such rights and obligations in accordance with Section 19(b) hereof.

(b) The Sellers shall maintain a register (the “Register”) on which it will record the Buyer’s rights hereunder, and each Assignment and Acceptance and participation. The Register shall include the names and addresses of the Buyer (including all assignees, successors and participants) and the percentage or portion of such rights and obligations assigned. Failure to make any such recordation, or any error in such recordation shall not affect the Sellers’ obligations in respect of such rights. If the Buyer sells a participation in its rights hereunder, it shall provide Sellers, or maintain as agent of Sellers, the information described in this paragraph and permit Sellers to review such information as reasonably needed for Sellers to comply with its obligations under this Agreement or under any applicable Requirement of Law.

SECTION 20. HYPOTHECATION OR PLEDGE OF PURCHASED MORTGAGE LOANS

Title to all Purchased Mortgage Loans and Repurchase Assets shall pass to Buyer and Buyer shall have free and unrestricted use of all Purchased Mortgage Loans. Nothing in this Repurchase Agreement shall preclude the Buyer from engaging in repurchase transactions with the Purchased Mortgage Loans or otherwise pledging, repledging, transferring, hypothecating, or rehypothecating the Purchased Mortgage Loans. Nothing contained in this Repurchase Agreement shall obligate the Buyer to segregate any Purchased Mortgage Loans delivered to the Buyer by the Sellers.

SECTION 21. TAX TREATMENT

Each party to this Repurchase Agreement acknowledges that it is its intent for purposes of U.S. federal, state and local income and franchise taxes, to treat each Transaction as indebtedness of the applicable Seller that is secured by the Purchased Mortgage Loans and that the Purchased Mortgage Loans are owned by the applicable Sellers in the absence of a Default by such Seller. All parties to this Repurchase Agreement agree to such treatment and agree to take no action inconsistent with this treatment, unless required by law.

SECTION 22. SET-OFF

In addition to any rights and remedies of the Buyer hereunder and by law, the Buyer shall have the right, without prior notice to the Sellers or the Guarantor, any such notice being expressly waived by the Sellers and the Guarantor to the extent permitted by applicable law, upon any amount becoming due and payable by the Sellers and the Guarantor hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Buyer or any Affiliate thereof to or for the credit or the account of the Sellers, the Guarantor or any Affiliate thereof. The Buyer agrees promptly to notify the Sellers and the Guarantor after any such set off and application made by the Buyer; provided that the failure to give such notice shall not affect the validity of such set off and application.

SECTION 23. TERMINABILITY

Each representation and warranty made or deemed to be made by entering into a Transaction herein or pursuant hereto shall survive the making of such representation and warranty, and the Buyer shall not be deemed to have waived any Default that may arise because any such representation or warranty shall have proved to be false or misleading, notwithstanding that the Buyer may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time the Transaction was made. Notwithstanding any such termination or the occurrence of an Event of Default, all of the representations and warranties and covenants hereunder shall continue and survive. The obligations of the Sellers under Section 15 hereof shall survive the termination of this Repurchase Agreement.

SECTION 24. NOTICES AND OTHER COMMUNICATIONS

Except as otherwise expressly permitted by this Repurchase Agreement, all notices, requests and other communications provided for herein (including without limitation any modifications of, or waivers, requests or consents under, this Repurchase Agreement) shall be given or made in writing (including without limitation by telecopy) delivered to the intended recipient at the “Address for Notices” specified below its name on the signature pages hereof or thereof); or, as to any party, at such other address as shall be designated by such party in a written notice to each other party. Except as otherwise provided in this Repurchase Agreement and except for notices given under Section 3 (which shall be effective only on receipt), all such communications shall be deemed to have been duly given when transmitted by telecopy or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.

SECTION 25. ENTIRE AGREEMENT; SEVERABILITY; SINGLE AGREEMENT

This Repurchase Agreement, together with the Facility Documents, constitute the entire understanding between Buyer and the Sellers with respect to the subject matter they cover and shall supersede any existing agreements between the parties containing general terms and conditions for repurchase transactions involving Purchased Mortgage Loans. By acceptance of this Repurchase Agreement, Buyer and each Seller acknowledge that they have not made, and are not relying upon, any statements, representations, promises or undertakings not contained in this Repurchase Agreement. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

Buyer and each Seller acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and that each has been entered into in consideration of the other Transactions. Accordingly, each of Buyer and each Seller agrees (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, (ii) that each of them shall be entitled to set off claims and apply property held by them in respect of any Transaction against obligations owing to them in respect of any other Transaction hereunder; (iii) that payments, deliveries, and other transfers made by either of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries, and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries, and other transfers may be applied against each other and netted and (iv) to promptly provide notice to the other after any such set off or application.

SECTION 26. GOVERNING LAW

THIS REPURCHASE AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

SECTION 27. SUBMISSION TO JURISDICTION; WAIVERS

EACH OF BUYER, GUARANTOR AND EACH SELLER HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(i) SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS REPURCHASE AGREEMENT AND THE OTHER FACILITY DOCUMENTS, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE EXCLUSIVE PERSONAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

(ii) CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(iii) AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH UNDER ITS SIGNATURE BELOW OR AT SUCH OTHER ADDRESS OF WHICH THE BUYER SHALL HAVE BEEN NOTIFIED; AND

(iv) AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

(v) THE BUYER, GUARANTOR AND EACH SELLER HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS REPURCHASE AGREEMENT, ANY OTHER FACILITY DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

SECTION 28. NO WAIVERS, ETC.

No failure on the part of the Buyer to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Facility Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any Facility Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law. An Event of Default shall be deemed to be continuing unless expressly waived by the Buyer in writing.

SECTION 29. NETTING

If the Buyer and the Sellers are “financial institutions” as now or hereinafter defined in Section 4402 of Title 12 of the United States Code (“Section 4402”) and any rules or regulations promulgated thereunder,

(a) All amounts to be paid or advanced by one party to or on behalf of the other under this Repurchase Agreement or any Transaction hereunder shall be deemed to be “payment obligations” and all amounts to be received by or on behalf of one party from the other under this Repurchase Agreement or any Transaction hereunder shall be deemed to be “payment entitlements” within the meaning of Section 4402, and this Repurchase Agreement shall be deemed to be a “netting contract” as defined in Section 4402.

(b) The payment obligations and the payment entitlements of the parties hereto pursuant to this Repurchase Agreement and any Transaction hereunder shall be netted as follows. In the event that either party (the “Defaulting Party”) shall fail to honor any payment obligation under this Repurchase Agreement or any Transaction hereunder, the other party (the “Nondefaulting Party”) shall be entitled to reduce the amount of any payment to be made by the Nondefaulting Party to the Defaulting Party by the amount of the payment obligation that the Defaulting Party failed to honor.

SECTION 30. CONFIDENTIALITY

The Buyer, the Guarantor and each Seller hereby acknowledge and agree that all written or computer-readable information provided by one party to any other regarding the terms set forth in any of the Facility Documents or the Transactions contemplated thereby (the “Confidential Terms”) shall be kept confidential and shall not be divulged to any party without the prior written consent of such other party except to the extent that (i) it is necessary to do so in working with legal counsel, auditors, taxing authorities or other governmental agencies or regulatory bodies or in order to comply with any applicable federal or state laws, (ii) any of the Confidential Terms are in the public domain other than due to a breach of this covenant, or (iii) in the event of an Event of Default the Buyer determines such information to be necessary to disclose in connection with the marketing and sales of the Purchased Mortgage Loans or otherwise to enforce or exercise the Buyer’s rights hereunder; provided that (A) the Buyer shall use reasonable efforts to obtain from the recipient of such information a confidentiality agreement prohibiting the further disclosure of such confidential information or the use thereof for any purpose other than the evaluation of a possible purchase of the Mortgage Loans or the enforcement or exercise of Buyer’s rights hereunder and (B) if Buyer is not able to obtain such an agreement the Buyer shall give Seller not less than three (3) Business Day’s notice of the information that it intends to disclose so that the Seller and its Affiliates can ensure compliance with Regulation FD. Notwithstanding the foregoing or anything to the contrary contained herein or in any other Facility Document, the parties hereto may disclose to any and all Persons, without limitation of any kind, the federal, state and local tax treatment of the Transactions, any fact relevant to understanding the federal, state and local tax treatment of the Transactions, and all materials of any kind (including opinions or other tax analyses) relating to such federal, state and local tax treatment and that may be relevant to understanding such tax treatment; provided that Sellers and Guarantor may not disclose the name of or identifying information with respect to Buyer or any pricing terms (including, without limitation, the Pricing Rate, Commitment Fee, Non-Utilization Fee, Purchase Price Percentage and Purchase Price) or other nonpublic business or financial information (including any sublimits and financial covenants) that is unrelated to the federal, state and local tax treatment of the Transactions and is not relevant to understanding the federal, state and local tax treatment of the Transactions, without the prior written consent of the Buyer. The provisions set forth in this Section 30 shall survive the termination of this Repurchase Agreement.

SECTION 31. INTENT

(a) The parties recognize that each Transaction is a “repurchase agreement” as that term is defined in Section 101 of Title 11 of the United States Code, as amended (except insofar as the type of Mortgage Loans subject to such Transaction or the term of such Transaction would render such definition inapplicable), and a “securities contract” as that term is defined in Section 741 of Title 11 of the United States Code, as amended (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

(b) It is understood that Buyer’s right to liquidate Mortgage Loans delivered to it in connection with Transactions hereunder or to exercise any other remedies pursuant to Section 14 hereof is a contractual right to liquidate such Transaction as described in Sections 555 and 559 of Title 11 of the United States Code, as amended.

(c) The parties agree and acknowledge that if a party hereto is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then each Transaction hereunder is a “qualified financial contract,” as that term is defined in FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

(d) It is understood that this Repurchase Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation”, respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA).

(e) This Repurchase Agreement is intended to be a “repurchase agreement” and a “securities contract,” within the meaning of Section 555 and Section 559 under the Bankruptcy Code.

SECTION 32. DISCLOSURE RELATING TO CERTAIN FEDERAL PROTECTIONS

The parties acknowledge that they have been advised that:

(a) in the case of Transactions in which one of the parties is a broker or dealer registered with the Securities and Exchange Commission (“SEC”) under Section 15 of the Securities Exchange Act of 1934 (“1934 Act”), the Securities Investor Protection Corporation has taken the position that the provisions of the Securities Investor Protection Act of 1970 (“SIPA”) do not protect the other party with respect to any Transaction hereunder;

(b) in the case of Transactions in which one of the parties is a government securities broker or a government securities dealer registered with the SEC under Section 15C of the 1934 Act, SIPA will not provide protection to the other party with respect to any Transaction hereunder; and

(c) in the case of Transactions in which one of the parties is a financial institution, funds held by the financial institution pursuant to a Transaction hereunder are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation or the National Credit Union Share Insurance Fund, as applicable.

SECTION 33. AUTHORIZATIONS

Any of the persons whose signatures and titles appear on Schedule 4 are authorized, acting singly, to act for Sellers or Buyer, as the case may be, under this Repurchase Agreement.

SECTION 34. ACKNOWLEDGEMENT OF ANTI-PREDATORY LENDING POLICIES.

Buyer has in place internal policies and procedures that expressly prohibit its purchase of any High Cost Mortgage Loan.

SECTION 35. MISCELLANEOUS

(a) Counterparts. This Repurchase Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Repurchase Agreement by signing any such counterpart.

(b) Captions. The captions and headings appearing herein are for included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Repurchase Agreement.

(c) Acknowledgment. Each of Guarantor and each Seller hereby acknowledges that:

(i) it has been advised by counsel in the negotiation, execution and delivery of this Repurchase Agreement and the other Facility Documents;

(ii) the Buyer has no fiduciary relationship to any Seller or the Guarantor; and

(iii) no joint venture exists between the Buyer and the Guarantor or between the Buyer and any Seller.

(d) Documents Mutually Drafted. Each Seller, the Guarantor and the Buyer agree that this Agreement each other Facility Document prepared in connection with the Transactions set forth herein have been mutually drafted and negotiated by each party, and consequently such documents shall not be construed against either party as the drafter thereof.

SECTION 36. GENERAL INTERPRETIVE PRINCIPLES

For purposes of this Repurchase Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a) the terms defined in this Repurchase Agreement have the meanings assigned to them in this Repurchase Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

(b) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

(c) references herein to “Articles”, “Sections”, “Subsections”, “Paragraphs”, and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Repurchase Agreement;

(d) a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

(e) the words “herein”, “hereof”, “hereunder” and other words of similar import refer to this Repurchase Agreement as a whole and not to any particular provision;

(f) the term “include” or “including” shall mean without limitation by reason of enumeration; and

(g) all times specified herein or in any other Facility Document (unless expressly specified otherwise) are local times in New York, New York unless otherwise stated.

[THIS SPACE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have entered into this Repurchase Agreement as of the date set forth above.

BUYER:

GOLDMAN SACHS MORTGAGE COMPANY,
a New York Limited Partnership

By: GOLDMAN SACHS REAL ESTATE FUNDING CORP.,
a New York corporation,
as General Partner

By: /s/ Jonathan Sobel
Name: Jonathan Sobel
Title: Authorized Signatory

Address for Notices:
Goldman Sachs Mortgage Company
85 Broad Street
New York, NY 10004

Attention: Marc Flamino
Telecopier No.: 212-902-1691
Telephone No.: 212-357-4727

SELLERS:

NEW CENTURY WAREHOUSE CORPORATION

By: /s/ Kevin Cloyd
Name: Kevin Cloyd
Title: President

Address for Notices:
18400 Von Karman Ave., Suite 1000
Irvine, CA 92612
Attention: Kevin J. Dwyer
Telecopier No.: (949) 440-7033
Telephone No: (949) 225-7808

NEW CENTURY MORTGAGE CORPORATION

By: /s/ Kevin Cloyd
Name: Kevin Cloyd
Title: Executive Vice President
Address for Notices:
18400 Von Karman Ave., Suite 1000
Irvine, CA 92612
Attention: Kevin J. Dwyer
Telecopier No.: (949) 440-7033
Telephone No: (949) 225-7808

GUARANTOR:

NEW CENTURY FINANCIAL CORPORATION

By: /s/ Kevin Cloyd
Name: Kevin Cloyd
Title: Executive Vice President

By: /s/ Brad A. Morrice
Name: Brad A. Morrice
Title: Vice Chairman, President and COO

Address for Notices:
18400 Von Karman Ave., Suite 1000
Irvine, CA 92612
Attention: Kevin J. Dwyer
Telecopier No.: (949) 440-7033
Telephone No: (949) 225-7808